                                                                    Exhibit 10.1



                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION


                                  BY AND AMONG


          CMGI, INC., ENGAGE TECHNOLOGIES, INC., AK ACQUISITION CORP.,


                                ADKNOWLEDGE INC.


                                      AND


                         THE SHAREHOLDER REPRESENTATIVE



                               September 23, 1999

                               TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
ARTICLE I THE MERGER..................................................................................        2
   1.1   The Merger...................................................................................        2
   1.2   The Merger Closing...........................................................................        2
   1.3   Actions at the Merger Closing................................................................        2
   1.4   Additional Action............................................................................        3
   1.5   Conversion of Shares.........................................................................        3
   1.6   Merger Dissenting Shares.....................................................................        5
   1.7   Exchange of Shares...........................................................................        5
   1.8   Fractional Shares............................................................................        7
   1.9   Company Options and Warrants.................................................................        7
   1.10  Escrow.......................................................................................        8
   1.11  Articles of Incorporation and By-laws........................................................       10
   1.12  No Further Rights............................................................................       10
   1.13  Merger Closing of Transfer Books.............................................................       10
ARTICLE II THE CONTRIBUTION...........................................................................       11
   2.1   The Contribution.............................................................................       11
   2.2   The Contribution Closing.....................................................................       11
   2.3   Actions at the Contribution Closing..........................................................       11
   2.4   Additional Action............................................................................       11
   2.5   Conversion of Shares.........................................................................       12
   2.6   Contribution Dissenting Shares...............................................................       13
   2.7   Exchange of Shares...........................................................................       13
   2.8   Fractional Shares............................................................................       14
   2.9   CMGI Representations; Engage Acknowledgement.................................................       14
ARTICLE IIA SUBSIDIARY MERGER.........................................................................       15
  2A.1   The Engage Merger............................................................................       15
  2A.2   The Engage Merger Closing....................................................................       15
  2A.3   Actions at the Engage Merger Closing.........................................................       15
  2A.4   Additional Action............................................................................       16
  2A.5   Conversion of Shares.........................................................................       16
  2A.6   Engage Merger Dissenting Shares..............................................................       16
  2A.7   Exchange of Shares...........................................................................       17
  2A.8   Fractional Shares............................................................................       18
  2A.9   Articles of Incorporation and By-laws........................................................       18
  2A.10  No Further Rights............................................................................       18
  2A.11  Engage Merger Closing of Transfer Books......................................................       19
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................       19
  3.1    Organization, Qualification and Corporate Power..............................................       19
  3.2    Capitalization...............................................................................       20
  3.3    Authorization of Transaction.................................................................       21
  3.4    Noncontravention.............................................................................       21

  3.5    Subsidiaries...................................................................................     22
  3.6    Financial Statements...........................................................................     23
  3.7    Absence of Certain Changes.....................................................................     23
  3.8    Undisclosed Liabilities........................................................................     23
  3.9    Tax Matters....................................................................................     24
  3.10   Assets.........................................................................................     25
  3.11   Owned Real Property............................................................................     26
  3.12   Real Property Leases...........................................................................     26
  3.13   Intellectual Property..........................................................................     26
  3.14   Year 2000 Compliance...........................................................................     28
  3.15   Contracts......................................................................................     29
  3.16   Accounts Receivable............................................................................     30
  3.17   Powers of Attorney.............................................................................     30
  3.18   Insurance......................................................................................     30
  3.19   Litigation.....................................................................................     31
  3.20   Employees......................................................................................     31
  3.21   Employee Benefits..............................................................................     31
  3.22   Environmental Matters..........................................................................     34
  3.23   Legal Compliance...............................................................................     35
  3.24   Customers and Suppliers........................................................................     35
  3.25   Permits........................................................................................     35
  3.26   Certain Business Relationships With Affiliates.................................................     36
  3.27   Brokers' Fees..................................................................................     36
  3.28   Books and Records..............................................................................     36
  3.29   Information Statement and Proxy................................................................     36
  3.30   Disclosure.....................................................................................     37
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CMGI, ENGAGE AND TRANSITORY SUBSIDIARY.....................     37
  4.1    Organization, Qualification and Corporate Power................................................     37
  4.2    Capitalization.................................................................................     38
  4.3    Authorization of Transaction...................................................................     38
  4.4    Noncontravention...............................................................................     39
  4.5    Reports and Financial Statements...............................................................     39
  4.6    Absence of Material Adverse Change.............................................................     40
  4.7    Litigation.....................................................................................     40
  4.8    Interim Operations of Transitory Subsidiary....................................................     40
  4.9    Brokers' Fees..................................................................................     40
  4.10   Customers and Suppliers........................................................................     41
  4.11   Tax Matters....................................................................................     41
  4.12   Information Statement or Form S-4..............................................................     42
ARTICLE V COVENANTS.....................................................................................     43
  5.1    Closing Efforts................................................................................     43
  5.2    Governmental and Third-Party Notices and Consents..............................................     43
  5.3    Shareholder Approval...........................................................................     44
  5.4    Operation of Business..........................................................................     45

  5.5    Access to Information..........................................................................     47
  5.6    Exclusivity....................................................................................     47
  5.7    Expenses.......................................................................................     48
  5.8    Qualification of Merger Shares and Contribution Shares.........................................     48
  5.9    Listing of Merger and Contribution Shares......................................................     48
  5.10   Withdrawal of Form S-1.........................................................................     49
  5.11   Exchange of Common Stock; Agreement of Company Preferred Stockholders; Exercise of Warrants....     49
  5.12   Tax Matters....................................................................................     49
  5.13   Treatment of the Merger and the Contribution for Income Tax Purposes...........................     49
  5.14   Loan...........................................................................................     49
  5.15   Dilution of Shareholder Support Agreements.....................................................    498
ARTICLE VI CONDITIONS TO CONSUMMATION OF MERGER.........................................................     50
  6.1    Conditions to Each Party's Obligations.........................................................     50
  6.2    Conditions to Obligations of CMGI and Transitory Subsidiary....................................     51
  6.3    Conditions to Obligations of the Company.......................................................     53
ARTICLE VII CONDITIONS TO CONSUMMATION OF CONTRIBUTION..................................................     54
  7.1    Conditions to Each Party's Obligations.........................................................     54
ARTICLE VIII............................................................................................     54
INDEMNIFICATION.........................................................................................     54
  8.1    Indemnification by the Company Shareholders....................................................     54
  8.2    Indemnification Claims.........................................................................     55
  8.3    Survival of Representations and Warranties.....................................................     58
  8.4    Limitations....................................................................................     59
  8.5    Shareholder Representative.....................................................................     60
ARTICLE IX LOCK-UP......................................................................................     60
  9.1    Lock-Up........................................................................................     60
  9.2    Exempt Transactions............................................................................    609
ARTICLE X TERMINATION...................................................................................     62
  10.1   Termination of Agreement.......................................................................     62
  10.2   Effect of Termination..........................................................................     63
ARTICLE XI DEFINITIONS..................................................................................     63
ARTICLE XII MISCELLANEOUS...............................................................................     66
  12.1   Press Releases and Announcements...............................................................     66
  12.2   No Third Party Beneficiaries...................................................................     66
  12.3   Entire Agreement...............................................................................     67
  12.4   Succession and Assignment......................................................................     67
  12.5   Counterparts and Facsimile Signature...........................................................     67
  12.6   Headings.......................................................................................     67
  12.7   Notices........................................................................................     67
  12.8   Governing Law..................................................................................     68
  12.9   Amendments and Waivers.........................................................................     68
  12.10  Severability...................................................................................     69
  12.11  Construction...................................................................................     69

Exhibits:

Exhibit A -      Form of Escrow Agreement
Exhibit B -      List of Executive Officers
Exhibit C -      Form of Shareholder Support Agreement
Exhibit D -      Form of Lock-Up Agreement
Exhibit E -      Promissory Note
Exhibit F -      Form of Opinion of Counsel to the Company
Exhibit G -      Form of Opinion of Counsel to CMGI and Engage

Schedules:

Schedule 1.10(e)     Key Employees
Schedule 1.10(g)     Quarterly Operating Forecasts
Schedule 4.7         CMGI, Engage and Transitory Subsidiary Disclosures
Schedule 5.3(f)      Shareholders Signing Shareholder Support Agreement
Schedule 6.2(i)      Employees Signing Non-Competition Agreements

Disclosure Schedule

                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

     Agreement and Plan of Merger and Contribution (the "Agreement") entered into as of September 23, 1999 by and among CMGI, Inc., a Delaware corporation ("CMGI"), Engage Technologies, Inc., a Delaware corporation and a majority-owned subsidiary of CMGI ("Engage"), AK Acquisition Corp., a California corporation and a wholly-owned subsidiary of CMGI (the "Transitory Subsidiary"), AdKnowledge Inc., a California corporation (the "Company"), and Steve Findley, John Mracek and Kevin Wandryk (collectively, the "Shareholder Representative") (CMGI, Engage, Transitory Subsidiary, the Company and the Shareholder Representative are referred to collectively herein as the "Parties.")

     This Agreement contemplates:

          First, a merger of Transitory Subsidiary with and into the Company, with the Company being the surviving corporation. In such merger, (i) all the shareholders of the Company holding shares of Company Preferred Stock (as defined below) will receive shares of (A) the common stock, $.01 par value par share, of CMGI ("CMGI Common Stock") and (B) a new class of common stock of the surviving corporation, $.01 par value per share ("Surviving Corporation Common Stock"), in exchange therefor, (ii) all the shareholders of the Company holding shares of the Company's common stock ("Company Common Stock") will receive shares of Surviving Corporation Common Stock, in exchange therefor (the Surviving Corporation Common Stock issued under (i) and (ii) shall aggregate approximately 12% of the issued and outstanding Surviving Corporation Common Stock), and (iii) CMGI will receive Surviving Corporation Common Stock in exchange for the common stock, $.01 par value per share, of Transitory Subsidiary ("Transitory Subsidiary Stock"), in an aggregate amount equal to approximately 88% of the issued and outstanding Surviving Corporation Common Stock. The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          Second, all the shareholders of the surviving corporation will contribute their Surviving Corporation Common Stock to Engage in exchange for shares of the common stock, $.01 par value per share, of Engage ("Engage Common Stock"), in a transaction intended to qualify as a transaction under Section 351 of the Code.

          Third, Engage will consummate a California short-form merger between the Surviving Corporation and a wholly-owned subsidiary of Engage ("Engage Sub"), pursuant to which Engage Sub will merge with and into the Surviving Corporation, with the Surviving Corporation being the surviving corporation in such merger and the remaining holders of Surviving Corporation Common Stock will receive Engage Common Stock in exchange therefor.

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I

                                  THE MERGER

     1.1  The Merger.  Upon and subject to the terms and conditions of this
          ----------
Agreement, Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Merger Effective Time (as defined below). From and after the Merger Effective Time, the separate corporate existence of Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Merger Effective Time" shall be the time at which the Surviving Corporation files the Merger Agreement in the form required by the California General Corporation Law (the "California Law"), together with the required officers' certificates and the certificates of satisfaction from the California Franchise Tax Board for Transitory Subsidiary and the Company (collectively, the "Merger Filings"), in accordance with Section 1103 of the Law, with the Secretary of State of the State of California. The Merger shall have the effects set forth in
Section 1107 of the California Law.

     1.2  The Merger Closing.  The closing of the Merger (the "Merger Closing")
          ------------------
shall take place at the offices of Brobeck, Phleger & Harrison LLP at 2200 Geng Road, Palo Alto, California, commencing at 12:00 a.m. local time on November 15, 1999, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Merger Closing by any of the Parties) set forth in Article VI hereof (the "Merger Closing Date").

     1.3  Actions at the Merger Closing.  At the Merger Closing:
          -----------------------------

          (a) the Company shall deliver to CMGI and Transitory Subsidiary the various certificates, instruments and documents referred to in Section 6.2;

          (b) CMGI and Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 6.3;

          (c) the Surviving Corporation shall file with the Secretary of State of the State of California the Merger Filings;

          (d) CMGI shall deliver a certificate for the Initial Merger Shares (as defined below) to a bank trust company or other entity reasonably satisfactory to the Company appointed by CMGI to act as the exchange agent (the "Exchange Agent") in accordance with Section 1.7;

          (e) the Surviving Corporation shall deliver a certificate for the Surviving Corporation Common Stock to the Exchange Agent in accordance with
Section 1.7; and

          (f) Steve Findley, John Mracek and Kevin Wandryk and StateStreet Bank, N.A. (the "Escrow Agent") shall execute and deliver the Escrow Agreement in the form attached hereto as Exhibit A (the "Escrow Agreement") and CMGI shall deliver to the
          ---------
Escrow Agent a certificate for the Escrow Shares being placed in Escrow (as such terms are defined below) on the Merger Closing Date pursuant to Section 1.10.

     1.4  Additional Action.  The Surviving Corporation may, at any time after
          -----------------
the Merger Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

     1.5  Conversion of Shares.  At the Merger Effective Time, by virtue of the
          --------------------
Merger and without any action on the part of any Party or the holder of any of the following securities:

          (a)  Conversion of Company Preferred Stock.
               -------------------------------------

               (i) Each share of the Company's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C-1 Convertible Preferred Stock, Series C-2 Convertible Preferred Stock, Series C-3 Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock (collectively, the "Company Preferred Stock") issued and outstanding immediately prior to the Merger Effective Time (other than Merger Dissenting Shares) shall be converted into and represent the right to receive (subject to the provisions of Section 1.10) (A) the number of shares of CMGI Common Stock determined by multiplying the CMGI Conversion Ratio by the number of shares of Company Common Stock into which each share of Company Preferred Stock is convertible immediately prior to the Merger Effective Time, and (B) the number of shares of Surviving Corporation Common Stock determined by multiplying the Preferred Ratio by the number of shares of Company Common Stock into which each share of Company Preferred Stock is convertible immediately prior to the Merger Effective Time.

               (ii) The "Preferred Ratio" shall be equal to the remainder of subtracting (A) the quotient of (x) 88.083% of the number of shares of Company Common Stock outstanding immediately prior to the Merger Effective Time (assuming the conversion into Company Common Stock of all outstanding Company Preferred Stock and the exercise of all Company Options and Warrants) (the "Total Outstanding Company Common Stock") divided by (y) the number of shares of Company Common Stock which would be issuable upon conversion of all Company Preferred Stock outstanding immediately prior to the Merger Effective Time into Company Common Stock, from (B) one (1).

               (iii) The "CMGI Conversion Ratio" shall be the result obtained by dividing (A) the quotient of (i) $170,000,000 divided by (ii) the CMGI Lock-In Value (as defined below) by (B) the number of shares of Company Common Stock which would be issuable upon conversion of all Company Preferred Stock outstanding immediately prior to the Merger Effective Time into Company Common Stock.

               (iv)  The "CMGI Lock-In Value" shall be determined as follows:

                    (A) In the event that the average of the last reported sale prices per share of CMGI Common Stock on the Nasdaq National Market over the forty-five (45) consecutive trading days ending on the trading day that is two trading days prior to the Merger Effective Time (the "CMGI Final Value") is equal to or less than ninety percent (90%) of the average of the last reported sale prices per share of CMGI Common Stock on the Nasdaq National Market over the forty-five (45) consecutive trading days ending on the trading day that is two trading days prior to the date of this Agreement (the "CMGI Initial Value"), then the CMGI Lock-In Value shall be ninety percent (90%) of the CMGI Initial Value.

                    (B) In the event that the CMGI Final Value is equal to or greater than one hundred ten percent (110%) of the CMGI Initial Value, the CMGI Lock-In Value shall be one hundred ten percent (110%) of the CMGI Initial Value.

                    (C) In the event that the CMGI Final Value is greater than ninety percent (90%) and less than one hundred ten percent (110%) of the CMGI Initial Value, the CMGI Lock-In Value shall be the CMGI Final Value.

               (v) The CMGI Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the CMGI Common Stock between the beginning of such forty-five day period used to determine the CMGI Initial Value and the Merger Effective Time.

          (b)  Conversion of Company Common Stock.  Each share of Company Common
               ----------------------------------
Stock issued and outstanding immediately prior to the Merger Effective Time (other than Merger Dissenting Shares) shall be converted into and represent the right to receive one share of Surviving Corporation Common Stock.

          (c)  Surviving Corporation Common Stock.  The Surviving Corporation
               ----------------------------------
Common Stock will have the same terms as the Company Common Stock; provided, however, the Surviving Corporation Common Stock shall have a stated par value of $.01 per share and any Surviving Corporation Common Stock issued in the Merger in exchange for Company Common Stock subject to a right of repurchase in favor of the Company shall be subject to a right of repurchase in favor of the Surviving Corporation upon the same terms and conditions as that of the original repurchase right.

          (d)  Cancellation of Shares.  Each share of Company Common Stock and
               ----------------------
Company Preferred Stock held in the Company's treasury immediately prior to the Merger Effective Time shall be cancelled and retired without payment of any consideration therefor.

          (e)  Conversion of Transitory Subsidiary Stock.  All shares of
               -----------------------------------------
Transitory Subsidiary Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into and thereafter evidence that number of shares of Surviving Corporation Common Stock equal to 88.083% of the issued and outstanding Surviving Corporation Common Stock, on a fully-diluted basis.

     1.6  Merger Dissenting Shares.
          ------------------------

          (a)  For purposes of this Agreement, "Merger Dissenting Shares" means
(i) Company Common Stock and/or Company Preferred Stock (collectively, the "Company Shares") held as of the Merger Effective Time by a Company Shareholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Chapter 13 of the California Law and not effectively withdrawn or forfeited prior to the Merger Effective Time. Merger Dissenting Shares shall not be converted into or represent the right to receive the Merger Shares, unless such Company Shareholder's right to appraisal shall have ceased in accordance with Section 1309 of the California Law. If such Company Shareholder has so forfeited or withdrawn his, her or its right to appraisal of Merger Dissenting Shares, then, (i) as of the occurrence of such event, such holder's Merger Dissenting Shares shall cease to be Merger Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, CMGI shall deliver to the Exchange Agent a certificate representing the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Initial Merger Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining Merger Shares to which such holder is entitled pursuant to Section 1.10 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

          (b) The Company shall give CMGI (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the California Law. The Company shall not, except with the prior written consent of CMGI, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

     1.7  Exchange of Shares.
          ------------------

          (a) Prior to the Merger Effective Time, CMGI shall appoint the Exchange Agent to effect the exchange for the Initial Merger Shares of certificates that, immediately prior to the Merger Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)). On the Merger Closing Date, CMGI shall deliver to the Exchange Agent, in trust for the benefit of holders of such certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Initial Merger Shares, as described in Section 1.5. As soon as practicable after the Merger Effective Time, CMGI shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate in exchange for the Initial Merger Shares issuable pursuant to
Section 1.5. Each holder of a certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Initial Merger Shares and the Surviving Corporation Common Stock issuable pursuant to Section 1.5 plus cash in lieu of any fractional shares, as provided in Section 1.8 below. Until properly surrendered, each such certificate shall be deemed for all purposes to evidence only the right to receive a certificate for the Initial Merger Shares and Surviving Corporation Common Stock issuable pursuant to Section 1.5. Holders of certificates shall not be entitled to receive certificates for the Initial Merger Shares and Surviving Corporation Common Stock to which they would otherwise be entitled until such certificates are properly surrendered.

          (b) If any Initial Merger Shares are to be issued in the name of a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Initial Merger Shares that (i) the certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Initial Merger Shares issuable to such holder pursuant to Section 1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (c) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, CMGI shall issue in exchange for such lost, stolen or destroyed certificate the Initial Merger Shares issuable in exchange therefor pursuant to Section 1.5. The Board of Directors of CMGI may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give CMGI a bond in such sum as it may direct as indemnity against any claim that may be made against CMGI with respect to the certificate alleged to have been lost, stolen or destroyed.

          (d) No dividends or other distributions that are payable to the holders of record of CMGI Common Stock as of a date on or after the Merger Closing Date shall be paid to shareholders of record of the Company immediately prior to the Merger Effective Time ("Company Shareholders") entitled by reason of the Merger to receive Initial Merger Shares until such holders surrender their certificates for certificates representing the Merger Shares. Upon such surrender, CMGI shall pay or deliver to the persons in whose name the certificates representing such Initial Merger Shares are issued any dividends or other distributions that are payable to the holders of record of CMGI Common Stock as of a date on or after the Merger Closing Date and which were paid or delivered between the Merger Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

          (e) On the Merger Closing Date, the Surviving Corporation shall deliver to the Exchange Agent, in trust for the benefit of holders of certificates that represented Company Shares and shares of Transitory Subsidiary, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Surviving Corporation Common Stock, as described in
Section 1.5.  Such certificate shall be held by the Exchange Agent until the

Contribution Closing Date (as defined below). In the event that the Contribution does not take place on or prior to March 15, 2000, the Exchange Agent shall take such steps as are necessary to issue to each former Company Shareholder and Transitory Subsidiary shareholder a stock certificate evidencing his, her or its shares of Surviving Corporation Common Stock, as described in Section 1.5.

     1.8   Fractional Shares.  No certificates or scrip representing fractional
           -----------------
Initial Merger Shares shall be issued to former Company Shareholders upon the surrender for exchange of certificates, and such former Company Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of CMGI with respect to any fractional Initial Merger Shares that would have otherwise been issued to such former Company Shareholders. Each former Company Shareholder that would have been entitled to receive a fractional Initial Merger Share shall receive a cash payment equal to the CMGI Lock-In Value multiplied by the fraction of an Initial Merger Share that such former Company Shareholder would otherwise be entitled to receive.

     1.9   Company Options and Warrants.
           ----------------------------

           (a) Each option to purchase Company Common Stock issued by the Company pursuant to its stock option plans or otherwise (a "Company Option") which is not exercised prior to the Merger Effective Time shall be converted into an option to acquire the same number of shares of Surviving Corporation Common Stock for the same exercise price (a "Surviving Corporation Option"). All other terms of the Surviving Corporation Options shall remain the same as those contained in the Company Options. The Company shall use its Reasonable Best Efforts to obtain, prior to the Merger Closing, the consent from each holder of a Company Option to the foregoing.

           (b) Warrants to acquire Company Common Stock or Company Preferred Stock (the "Warrants") in the amount specified in Section 6.2(m) hereof shall be exercised prior to the Merger Effective Time. Any Warrants which are not exercised by the Merger Effective Time shall be converted into and represent the right to receive (A) the number of shares of CMGI Common Stock determined by multiplying the CMGI Conversion Ratio by the number of shares of Company Common Stock into which each share of Company Preferred Stock (which would be issuable upon the exercise of such Warrant) is convertible immediately prior to the Merger Effective Time, rounded down to the nearest whole number, and (B) the number of shares of Surviving Corporation Common Stock determined by multiplying the Preferred Ratio by the number of shares of Company Common Stock into which each share of Company Preferred Stock (which would be issuable upon the exercise of such Warrant) is convertible immediately prior to the Merger Effective Time, rounded up to the nearest whole number.

     1.10  Escrow.  At the Merger Closing, shares of CMGI Common Stock into
           ------
which Company Preferred Stock was converted pursuant to Section 1.5 equal to $19,300,000 divided by the CMGI Lock-In Value, rounded down to the nearest whole number (the "Escrow Shares"), shall be deposited into escrow (the "Escrow") and shall be held and disposed of in accordance with the terms of the Escrow Agreement. Company Shareholders shall be entitled to receive at the Merger Closing the remaining shares of CMGI Common Stock into which their Company

Preferred Stock was converted pursuant to Section 1.5 (the "Initial Merger Shares"). The Initial Merger Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares." On the Merger Closing Date, CMGI shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, (i) to be issued upon the attainment of certain financial and employee retention goals set forth below and (ii) for the purpose of securing the indemnification obligations of the Indemnifying Shareholders (as defined in Section 8.1) set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement and this Agreement.

          (a) Within thirty (30) days after December 31, 2000, CMGI shall deliver to the Shareholder Representative an income statement showing gross revenues for the Surviving Corporation (or, if the Surviving Corporation is merged or combined with CMGI or any other party, the gross revenues attributable to the business of the Company) for the period from January 1, 2000 to December 31, 2000, prepared in accordance with GAAP on a basis consistent with the accounting practices previously utilized in the preparation of CMGI's year-end financial statements ("Gross Revenues"). CMGI shall provide the Shareholder Representative with reasonable access to the work papers in connection with such calculation and shall make itself available at reasonable times upon request of the Shareholder Representative to discuss such calculations.

          (b) If the Shareholder Representative objects to CMGI's calculation of Gross Revenues, the Shareholder Representative shall deliver to CMGI, within thirty (30) days after receipt of CMGI's calculation (the "Objection Period"), a written statement describing his, her or its objection thereto. In the event that the Shareholder Representative fails to deliver such written statement to CMGI prior to the expiration of the Objection Period, CMGI's calculation shall be final, conclusive and binding upon the parties hereto. In the event that the Shareholder Representative delivers such written statement prior to the expiration of the Objection Period, the Parties will use all reasonable efforts to resolve any dispute. If a final resolution is not obtained within thirty (30) days after the Shareholder Representative has delivered such written notice, either CMGI or the Shareholder Representative may submit any remaining disputes for resolution to a nationally-recognized accounting firm mutually agreeable to CMGI and the Shareholder Representative (the "Selected Accountants"), which firm shall resolve such dispute within thirty (30) days following its selection. In resolving any dispute, the Selected Accountants shall examine only those issues in dispute and shall not assign a value greater than the highest value claimed by a party or lower than the lowest value claimed by a party. The Selected Accountants' determination shall be final, binding and conclusive upon the parties hereto. The calculation of Gross Revenues as finally revised based on the mutual agreement of CMGI and the Shareholder Representative shall be final, conclusive and binding upon the Parties.

          (c) CMGI, Engage and the Shareholder Representative shall cooperate with the Selected Accountants in all respects, including providing the Selected Accountants with all work papers and back-up materials used in preparation and review of their calculations of Gross Revenues.

          (d) All fees, expenses and costs of the Selected Accountants shall be borne by the Party whose estimation of Gross Revenues, taking into account any changes made prior to submission to the Selected Accountants, is farthest from the sum of Gross Revenues as finally determined by the Selected Accountants.

          (e) Subject to Article VIII and subsection (g) below, in the event that either (i) Gross Revenues as finally determined is less than $12,750,000 or
(ii) as of the first anniversary of the Merger Closing Date, more than two (2) of the employees listed on Schedule 1.10(e) (the "Key Employees") had either
                           ----------------
voluntarily terminated their employment with the Surviving Corporation (except for Good Reason, as defined below) or had been terminated for Cause (as defined below), CMGI shall notify the Escrow Agent to release all of the Escrow Shares to CMGI as provided in the Escrow Agreement. As used herein, "Good Reason" shall mean any of the following: (A) the employer's material breach of employee's employment agreement or other agreement with the employer or a material reduction in the employee's compensation level other than for Cause;
(B) the relocation of the employer's principal executive offices outside of the San Francisco/Bay Area; (C) the requirement by the employer that the employee be based anywhere other than the San Francisco/Bay Area; (D) the assignment of the employee to a position with responsibilities or duties inconsistent with his or her title or of a lesser status or degree of responsibility than his or her prior position with the Company; or (E) any Change of Control (as defined below) in the Surviving Corporation, in any such cases, without the employee's consent. "Cause" shall mean: (A) the employee's material breach of any agreement entered into with the employer; (B) the employee's material failure to adhere to any written employer policy consistent with such employee's position, responsibilities and duties, if the employee has been given a reasonable opportunity to comply with such policy or cure his or her failure to comply; (C) the misappropriation of any of the employer's funds or material property; (D) the conviction of, the indictment for, or the entering of a guilty plea or plea of no contest with respect to a felony; or (E) the employee's prolonged absence or gross dereliction of duty, after written notice and reasonable opportunity to cure. "Change of Control" shall mean the sale of all or substantially all of the assets of the Surviving Corporation, or a merger, consolidation or other business combination resulting in the holders of capital stock of the Surviving Corporation immediately prior to such transaction holding less than fifty percent (50%) of the capital stock of the surviving entity in such transaction; provided, however, that any transaction in which either CMGI or any of its Affiliates or Engage or any of its Affiliates beneficially own at least fifty percent (50%) of the capital stock of the surviving corporation in such transaction or of the purchasers of all or substantially all of the assets of the surviving corporation will not constitute a Change of Control.

          (f) Subject to subsection (g) below, in the event that both (1) Gross Revenues as finally determined is at least $12,750,000 and (2) as of the first anniversary of the Merger Closing Date, no more than two (2) of the Key Employees have either voluntarily terminated their employment with the Surviving Corporation (except for Good Reason) or been terminated for Cause, CMGI shall notify the Escrow Agent to release a pro rata portion of the Escrow Shares corresponding to a fraction (not to exceed 1), the numerator of which is the actual Gross

Revenues and the denominator of which is $15,000,000, less any Shares delivered to any Indemnified Party in satisfaction of an indemnity claim, or retained in Escrow by the Escrow Agent pursuant to a Claim Notice or Expected Claim Notice, under Article VIII hereof, to the Company Shareholders as provided in the Escrow Agreement, and the remaining Escrow Shares shall be returned to CMGI by the Escrow Agent.

           (g) If CMGI or Engage do not provide quarterly funding to the Surviving Corporation during calendar year 2000 equal to or greater than the funding amounts set forth in the Company's quarterly operating forecasts during calendar year 2000 attached as Schedule 1.10(g) (which amounts shall exclude
                               ----------------
non-cash expenses, including but not limited to, depreciation, amortization and stock compensation, in deriving the required operating cash funding), the Surviving Corporation shall be deemed to have achieved Gross Revenues of $15,000,000 for the purposes of subsection (f) above; provided, however, the receipt of any such amounts may be waived with the written consent of the Shareholder Representative.

     1.11  Articles of Incorporation and By-laws.
           -------------------------------------

           (a) The Articles of Incorporation of the Surviving Corporation immediately following the Merger Effective Time shall be the same as the Articles of Incorporation of Transitory Subsidiary immediately prior to the Merger Effective Time, except that (1) the name of the corporation set forth therein shall be changed to the name of the Company and (2) the identity of the incorporator shall be deleted.

           (b) The By-laws of the Surviving Corporation immediately following the Merger Effective Time shall be the same as the By-laws of Transitory Subsidiary immediately prior to the Merger Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.12  No Further Rights.  From and after the Merger Effective Time, no
           -----------------
Company Shares shall be deemed to be outstanding, and holders of certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

     1.13  Merger Closing of Transfer Books.  At the Merger Effective Time, the
           --------------------------------
stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Merger Effective Time, certificates are presented to CMGI, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Initial Merger Shares in accordance with Section 1.5, subject to Section 1.10 and to applicable law in the case of Merger Dissenting Shares.

                                  ARTICLE II

                               THE CONTRIBUTION

     2.1  The Contribution.  Upon and subject to the terms and conditions of
          ----------------
this Agreement, holders of Surviving Corporation Common Stock shall contribute their Surviving Corporation Common Stock to Engage in exchange for shares of Engage Common Stock, at the Contribution Closing (as defined below) (the "Contribution"). The Contribution is intended to qualify as a transaction under
Section 351 of the Code.

     2.2  The Contribution Closing.  The closing of the Contribution (the
          ------------------------
"Contribution Closing") shall take place at the offices of Brobeck, Phleger & Harrison LLP at 2200 Geng Road, Palo Alto, California, commencing at 12:00 a.m. local time on November 15, 1999, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Contribution Closing by any of the Parties) set forth in Article VII hereof (the "Contribution Closing Date").

     2.3  Actions at the Contribution Closing.  At the Contribution Closing:
          -----------------------------------

          (a) the Exchange Agent shall deliver to Engage a stock certificate for the Surviving Corporation Common Stock; and

          (b) Engage shall deliver a certificate for the Contribution Shares (as defined below) to the Exchange Agent in accordance with Section 2.5.

     2.4  Additional Action.  Engage may, at any time after the Contribution
          -----------------
Closing Date, take any action, including executing and delivering any document in order to consummate the transactions contemplated by this Agreement.

     2.5  Conversion of Shares.  At the Contribution Closing Date:
          --------------------

          (a)  Conversion of Surviving Corporation Common Stock.
               ------------------------------------------------

               (i) Each share of Surviving Corporation Common Stock issued and outstanding immediately prior to the Contribution Closing Date shall be converted into and represent the right to receive such number of shares of Engage Common Stock (the "Contribution Shares") as is equal to the Engage Conversion Ratio (as defined below); provided, however, Engage Common Stock issued in the Contribution in exchange for Surviving Corporation Common Stock subject to a right of repurchase in favor of the Surviving Corporation shall be subject to a right of repurchase in favor of Engage upon the same terms and conditions as that of the original repurchase right.

               (ii) Engage shall, in its discretion, either assume the stock option plans of the Surviving Corporation (as assumed from the Company in the Merger), or substitute Engage Options (as defined below) for Surviving Corporation Options. Each Surviving Corporation Option shall be converted into a similar stock option to acquire such number of shares of Engage Common Stock (an "Engage Option") as is equal to the Engage Conversion

Ratio (as defined below), with an exercise price equal to the quotient determined by dividing the exercise price of the Surviving Corporation Option by the Engage Conversion Ratio, rounded down to the nearest whole cent. Engage Options shall be fully exercisable as of the Contribution Closing Date and such shares of Engage Common Stock issuable upon exercise thereof shall be subject to a right of repurchase by Engage at the exercise price thereof which repurchase right shall lapse on the same schedule as provided in the original Company Options. If Engage Options are substituted for outstanding Surviving Corporation Options, such Engage Options will be governed by the terms of Engage's stock option plans, provided, that such Engage Options shall preserve substantially all the rights and benefits contained in such Surviving Corporation Options (except that the Engage Options shall have a term of five (5) years), and if Engage assumes Surviving Corporation stock option plans, the resulting Engage Options will be governed by the terms of the assumed Surviving Corporation plans.

               (iii) The "Engage Conversion Ratio" shall be the result obtained by dividing (A) the quotient of (i) $193,000,000 divided by (ii) the Engage Lock-In Value (as defined below) by (B) the Total Outstanding Company Common Stock.

               (iv)   The "Engage Lock-In Value" shall be determined as follows:

                      (A) In the event that the average of the last reported sale prices per share of Engage Common Stock on the Nasdaq National Market over the forty-five (45) consecutive trading days ending on the trading day that is two trading days prior to the Merger Effective Time (the "Engage Final Value") is equal to or less than ninety percent (90%) of the average of the last reported sale prices per share of Engage Common Stock on the Nasdaq National Market over the forty-five (45) consecutive trading days (or fewer trading days if forty-five (45) trading days have not elapsed) ending on the trading day that is two trading days prior to the date of this Agreement (the "Engage Initial Value"), then the Engage Lock-In Value shall be ninety percent (90%) of the Engage Initial Value.

                      (B) In the event that the Engage Final Value is equal to or greater than one hundred ten percent (110%) of the Engage Initial Value, the Engage Lock-In Value shall be one hundred ten percent (110%) of the Engage Initial Value.

                      (C) In the event that the Engage Final Value is greater than ninety percent (90%) and less than one hundred ten percent (110%) of the Engage Initial Value, the Engage Lock-In Value shall be the Engage Final Value.

          (b)  Adjustment.  The Engage Conversion Ratio shall be subject to
               ----------
equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Engage Common Stock between the beginning of such forty-five (or lesser) day period used to determine the Engage Initial Value and the Contribution Closing Date.

     2.6  Contribution Dissenting Shares.
          ------------------------------

          (a) For purposes of this Agreement, "Contribution Dissenting Shares" means Surviving Corporation Common Stock held as of the Contribution Closing Date by a former

Company Shareholder who has not voted the Company Shares to be converted into such Surviving Corporation Common Stock or such Surviving Corporation Common Stock, as the case may be, in favor of the adoption of this Agreement and the Contribution and with respect to which appraisal shall have been duly demanded and perfected in accordance with Chapter 13 of the California Law and not effectively withdrawn or forfeited prior to the Contribution Closing Date. Contribution Dissenting Shares shall not be converted into or represent the right to receive the Contribution Shares, unless such former Company Shareholder's right to appraisal shall have ceased in accordance with Section 1309 of the California Law. If such former Company Shareholder has so forfeited or withdrawn his, her or its right to appraisal of Contribution Dissenting Shares, then, (i) as of the occurrence of such event, such holder's Contribution Dissenting Shares shall cease to be Contribution Dissenting Shares and shall be converted into and represent the right to receive the Contribution Shares issuable in respect of such Surviving Corporation Common Stock pursuant to
Section 2.5, and (ii) promptly following the occurrence of such event, Engage shall deliver to the Exchange Agent a certificate representing the Contribution Shares to which such holder is entitled pursuant to Section 2.5.

          (b) The Company shall give Engage (i) prompt notice of any written demands for appraisal of any Surviving Corporation Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the California Law. The Company shall not, except with the prior written consent of CMGI, make any payment with respect to any demands for appraisal of Surviving Corporation Common Stock or offer to settle or settle any such demands.

     2.7  Exchange of Shares.
          ------------------

          (a) Prior to the Contribution Closing Date, Engage shall appoint the Exchange Agent to effect the exchange for the Contribution Shares of certificates that, immediately prior to the Contribution Closing Date, represented Surviving Corporation Common Stock converted into Contribution Shares pursuant to Section 2.5. On the Contribution Closing Date, Engage shall deliver to the Exchange Agent, in trust for the benefit of holders of certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Contribution Shares, as described in Section 2.5. Each holder of a certificate shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Contribution Shares issuable pursuant to Section 2.5 plus cash in lieu of any fractional shares, as provided in Section 2.8 below.

          (b) If any Contribution Shares are to be issued in the name of a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Contribution Shares that (i) the certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Surviving Corporation Common

Stock for any Contribution Shares issuable to such holder pursuant to Section
2.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

           (c) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Engage shall issue in exchange for such lost, stolen or destroyed certificate the Contribution Shares issuable in exchange therefor pursuant to Section 2.5. The Board of Directors of Engage may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give Engage a bond in such sum as it may direct as indemnity against any claim that may be made against Engage with respect to the certificate alleged to have been lost, stolen or destroyed.

           (d) No dividends or other distributions that are payable to the holders of record of Engage Common Stock as of a date on or after the Contribution Closing Date shall be paid to holders of Surviving Corporation Common Stock entitled by reason of the Contribution to receive Contribution Shares until the Exchange Agent surrenders its certificate for certificates representing the Contribution Shares. Upon such surrender, Engage shall pay or deliver to the persons in whose name the certificates representing such Contribution Shares are issued any dividends or other distributions that are payable to the holders of record of Engage Common Stock as of a date on or after the Contribution Closing Date and which were paid or delivered between the Contribution Closing Date and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

     2.8   Fractional Shares.  No certificates or scrip representing fractional
           -----------------
Contribution Shares shall be issued to holders of Surviving Corporation Common Stock upon the surrender for exchange of certificates, and such holders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Engage with respect to any fractional Contribution Shares that would have otherwise been issued to such holders. Each holder of Surviving Corporation Common Stock that would have been entitled to receive a fractional Contribution Share shall receive a cash payment equal to the Engage Lock-In Value multiplied by the fraction of an Contribution Share that such former Company Shareholder would otherwise be entitled to receive.

     2.9   CMGI Representations; Engage Acknowledgement.  CMGI has all requisite
           --------------------------------------------
power and authority to deliver the Surviving Corporation Common Stock to Engage. Engage agrees and acknowledges that Engage will accept the Surviving Corporation Common Stock from CMGI "as is" with no representations other than as provided in this Section 2.9.

                                  ARTICLE IIA

                               SUBSIDIARY MERGER

     2A.1  The Engage Merger.  Engage shall establish Engage Sub as a wholly-
           -----------------
owned subsidiary of Engage. Engage shall contribute Surviving Corporation Common Stock received by Engage in the Contribution to Engage Sub. Upon and subject to the terms and conditions of this Agreement, Engage Sub shall merge with and into the Surviving Corporation (with such Engage Merger referred to herein as the "Engage Merger") at the Engage Merger Effective Time (as defined below). From and after the Engage Merger Effective Time, the separate corporate existence of Engage Sub shall cease and the Surviving Corporation shall continue as the surviving corporation in the Engage Merger. The "Engage Merger Effective Time" shall be the time at which the Surviving Corporation files a certificate of merger in the form required by the California Law together with the required officers' certificates and the certificates of satisfaction from the California Franchise Tax Board for Engage Sub and the Surviving Corporation (collectively, the "Engage Merger Filings"), in accordance with Section 1110 of the Law, with the Secretary of State of the State of California. The Engage Merger shall have the effects set forth in Section 1107 of the California Law.

     2A.2  The Engage Merger Closing.  The closing of the Engage Merger (the
           -------------------------
"Engage Merger Closing") shall take place at the offices of Hale and Dorr LLP, at 60 State Street, Boston, Massachusetts, commencing at 12:00 a.m. local time within thirty (30) days after the Contribution Closing Date (the "Engage Merger Closing Date").

     2A.3  Actions at the Engage Merger Closing.  At the Engage Merger Closing:
           ------------------------------------

           (a) the Surviving Corporation shall file with the Secretary of State of the State of California the Engage Merger Filings; and

           (b) the Surviving Corporation shall deliver certificates for Engage Common Stock to its stockholders.

     2A.4  Additional Action.  The Surviving Corporation may, at any time after
           -----------------
the Engage Merger Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Surviving Corporation or Engage Sub, in order to consummate the transactions contemplated by this Agreement.

     2A.5  Conversion of Shares.  At the Engage Merger Effective Time, by virtue
           --------------------
of the Engage Merger and without any action on the part of any Party or the holder of any of the following securities:

           (a) Conversion of Surviving Corporation Common Stock.  Each share of
               ------------------------------------------------
Surviving Corporation Common Stock issued and outstanding immediately prior to the Engage Merger Closing Date shall be converted into and represent the right to receive such number of shares of Engage Common Stock (the "Engage Merger Shares") as is equal to the Engage Conversion Ratio.

           (b) Cancellation of Shares.  Each share of Surviving Corporation
               ----------------------
Common Stock held in the Surviving Corporation's treasury immediately prior to the Engage Merger Effective Time shall be cancelled and retired without payment of any consideration therefor.

           (c) Conversion of Engage Sub Stock. All shares of Engage Sub Stock
               ------------------------------
issued and outstanding immediately prior to the Engage Merger Effective Time shall be converted into and thereafter evidence shares of Surviving Corporation Common Stock.

     2A.6  Engage Merger Dissenting Shares.
           -------------------------------

           (a) For purposes of this Agreement, "Engage Merger Dissenting Shares" means (i) Surviving Corporation Common Stock held as of the Engage Merger Effective Time by a stockholder who has not voted such Surviving Corporation Common Stock in favor of the adoption of this Agreement and the Engage Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Chapter 13 of the California Law and not effectively withdrawn or forfeited prior to the Engage Merger Effective Time. Engage Merger Dissenting Shares shall not be converted into or represent the right to receive the Engage Merger Shares, unless such Surviving Corporation Shareholder's right to appraisal shall have ceased in accordance with Section 1309 of the California Law. If such Surviving Corporation Shareholder has so forfeited or withdrawn his, her or its right to appraisal of Engage Merger Dissenting Shares, then, (i) as of the occurrence of such event, such holder's Engage Merger Dissenting Shares shall cease to be Engage Merger Dissenting Shares and shall be converted into and represent the right to receive the Engage Merger Shares issuable in respect of such Surviving Corporation Common Stock pursuant to Section 2A.5, and
(ii) promptly following the occurrence of such event, the Surviving Corporation shall deliver to each holder a certificate representing the Engage Merger Shares to which such holder is entitled pursuant to Section 2A.5.

           (b) The Surviving Corporation shall give Engage (i) prompt notice of any written demands for appraisal of any Surviving Corporation Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Surviving Corporation and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the California Law. The Surviving Corporation shall not, except with the prior written consent of Engage, make any payment with respect to any demands for appraisal of Surviving Corporation Common Stock or offer to settle or settle any such demands.

     2A.7  Exchange of Shares.
           ------------------

           (a) Prior to the Engage Merger Effective Time, Engage shall appoint the Exchange Agent to effect the exchange for the Engage Merger Shares of certificates that, immediately prior to the Engage Merger Effective Time, represented Surviving Corporation Common Stock converted into Engage Merger Shares pursuant to Section 2A.5 (including any Surviving Corporation Common Stock referred to in the last sentence of Section 2A.6(a)). Each holder of a certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) Engage Merger Shares plus cash in lieu of any fractional shares, as provided in Section 2A.8 below. Until properly surrendered, each such certificate shall be deemed for all purposes to evidence only the right to receive a certificate for Engage Merger Shares issuable pursuant to Section 2A.5. Holders of certificates shall not be entitled to receive certificates for the Engage Merger Shares to which they would otherwise be entitled until such certificates are properly surrendered.

           (b) If any Engage Merger Shares are to be issued in the name of a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Engage Merger Shares that (i) the certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Surviving Corporation Common Stock for any Engage Merger Shares issuable to such holder pursuant to Section 2A.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

           (c) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Engage shall issue in exchange for such lost, stolen or destroyed certificate the Engage Merger Shares issuable in exchange therefor pursuant to Section 2A.5. The Board of Directors of Engage may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give Engage a bond in such sum as it may direct as indemnity against any claim that may be made against Engage with respect to the certificate alleged to have been lost, stolen or destroyed.

           (d) No dividends or other distributions that are payable to the holders of record of Engage Common Stock as of a date on or after the Engage Merger Closing Date shall be paid to shareholders of record of the Surviving Corporation immediately prior to the Engage Merger Effective Time ("Surviving Corporation Shareholders") entitled by reason of the Engage Merger to receive Engage Merger Shares until such holders surrender their certificates for certificates representing the Engage Merger Shares. Upon such surrender, Engage shall pay or deliver to the persons in whose name the certificates representing such Engage Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Engage Common Stock as of a date on or after the Engage Merger Closing Date and which were paid or delivered between the Engage Merger Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions..

     2A.8  Fractional Shares. No certificates or scrip representing fractional
           -----------------
Engage Merger Shares shall be issued to former Surviving Corporation Shareholders upon the surrender for exchange of certificates, and such former Surviving Corporation Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Engage with respect to any fractional Engage Merger Shares that would have otherwise been issued to such former Surviving Corporation Shareholders. Each former Surviving Corporation Shareholder that would have been entitled to receive a fractional Engage Merger Share shall receive a cash payment equal to the Engage Lock-In Value multiplied by the fraction of an Engage Merger Share that such former Surviving Corporation Shareholder would otherwise be entitled to receive.

     2A.9  Articles of Incorporation and By-laws.
           -------------------------------------

           (a) The Articles of Incorporation of the Surviving Corporation immediately following the Engage Merger Effective Time shall be the same as the Articles of Incorporation of Engage Sub immediately prior to the Engage Merger Effective Time, except that (1) the name of the corporation set forth therein shall be changed to the name of the Surviving Corporation and (2) the identity of the incorporator shall be deleted.

           (b) The By-laws of the Surviving Corporation immediately following the Engage Merger Effective Time shall be the same as the By-laws of Engage Sub immediately prior to the Engage Merger Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Surviving Corporation.

     2A.10 No Further Rights. From and after the Engage Merger Effective Time,
           -----------------
no Surviving Corporation Common Stock shall be deemed to be outstanding, and holders of certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

     2A.11 Engage Merger Closing of Transfer Books. At the Engage Merger
           ---------------------------------------
Effective Time, the stock transfer books of the Surviving Corporation shall be closed and no transfer of Surviving Corporation Common Stock shall thereafter be made. If, after the Engage Merger Effective Time, certificates are presented to Engage, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Engage Merger Shares in accordance with Section 2A.5, subject to applicable law in the case of Engage Merger Dissenting Shares.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of CMGI and Engage that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Company to CMGI and Engage on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered Sections contained in this Article III, and the disclosures in any paragraph of the Disclosure Schedule shall not qualify any other Section in this Article III unless it is reasonably apparent from a reading of such Section or paragraph of the Disclosure Schedule that it also qualifies or applies to such other Section of this Article III. For purposes of this Article III, the phrase "to the knowledge of the Company" or any phrase of similar import shall be deemed to refer to the actual knowledge of those executive officers of the Company listed on Exhibit B, as well as any other knowledge which such executive officers would
   ---------
have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question, and the Company's obligation to deliver documents or other materials to CMGI or Engage pursuant to this Article III or the Disclosure Schedule shall be deemed satisfied if the Company has delivered such documents or materials to the authorized representatives of either CMGI or Engage.

     3.1   Organization, Qualification and Corporate Power. The Company is a
           -----------------------------------------------
corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of California. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to CMGI or Engage complete and accurate copies of its Articles of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-laws.

     3.2   Capitalization. As of the date of this Agreement, the authorized
           --------------
capital stock of the Company consists of (a) 97,424,000 shares of Company Common Stock, of which 8,190,925 shares were issued and outstanding, of which 2,091,938 shares are subject to a repurchase right in favor of the Company, and no shares were held in the treasury of the Company and (b) 41,232,478 shares of Company Preferred Stock, of which: (i) 525,000 shares have been designated as Series A Convertible Preferred Stock, all of which were issued and outstanding; (ii) 5,512,000 shares have been designated as Series B Convertible Preferred Stock, all of which were issued and outstanding; (iii) 576,192 shares have been designated as Series C-1 Convertible Preferred Stock, of which 569,525 shares were issued and outstanding; (iv) 615,016 shares have been designated as Series C-2 Convertible Preferred Stock, of which 605,122 shares were issued and outstanding; (v) 2,442,366 shares have been designated as Series C-3 Convertible Preferred Stock, of which 2,282,730 shares were issued and outstanding; (vi) 15,138,784 shares have been designated as Series D Convertible Preferred Stock, of which 14,432,618 shares were issued and outstanding; and (vii) 16,423,120 shares have been designated as Series E Convertible Preferred Stock, of which 15,555,557 shares were issued and outstanding. Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) all shareholders of the Company, indicating the number and class or series of Company Shares held by each shareholder and (for Company Shares other than Company Common Stock) the number of shares of Company Common Stock (if any) into which such Company Shares are convertible, (ii) all outstanding Company Options and Warrants, indicating (A) the holder thereof, (B) the number and class or series of shares of Company Shares subject to each Company Option and Warrant and (for Company Shares other than Company Common Stock) the number of shares of Company Common Stock (if any) into which such Company Shares are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each Company Option or Warrant, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Company Options or Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Company Options and Warrants listed in Section 3.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act of 1933, as amended (the "Securities Act"), or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

     3.3   Authorization of Transaction. The Company has all requisite power and
           ----------------------------
authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by and the Contribution by the required shareholder vote (the "Requisite Shareholder Approval"), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) adopted this Agreement in accordance with the provisions of the California Law, and (ii) directed that this Agreement and the Merger and the Contribution be submitted to the shareholders of the Company for their adoption and approval and resolved to recommend that the shareholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger and the Contribution. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity.

     3.4   Noncontravention. Subject to compliance with the applicable
           ----------------
requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and the filing of the Merger Filings as required by the California Law, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company or the charter, By-laws or other organizational document of any Subsidiary (as defined below), (b) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company, and "Ordinary Course of Business" means the ordinary course of the Company's business, consistent with past custom and practice (including with respect to frequency and amount).

     3.5   Subsidiaries.
           ------------

           (a) Section 3.5 of the Disclosure Schedule sets forth: (i) the name of each corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a "Subsidiary" and, collectively, the "Subsidiaries"); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation.

           (b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or prospects of the Company and the Subsidiaries (as defined below), taken as a whole. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to CMGI or Engage complete and accurate copies of the charter, By-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, By-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

           (c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

     3.6   Financial Statements. The Company has provided to CMGI or Engage (a)
           --------------------
the audited consolidated balance sheets and statements of income, changes in shareholders' equity and cash flows of the Company as of December 31, 1997 and 1998 and for the periods from July 10, 1996 (inception) to December 31, 1996 and each of the fiscal years ending December 31, 1997 and 1998; and (b) the unaudited consolidated balance sheet and statements of income, changes in shareholders' equity and cash flows as of and for the six months ended as of June 30, 1999 (such balance sheet is referred to as the "Most Recent Balance Sheet" and the date thereof is the "Most Recent Balance Sheet Date"). The Most Recent Balance Sheet has been reviewed by the Company's accountants. Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries; provided, however, that the Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

     3.7   Absence of Certain Changes. Since the Most Recent Balance Sheet Date,
           --------------------------
(a) there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (n) of Section 5.4.

     3.8   Undisclosed Liabilities. None of the Company and its Subsidiaries has
           -----------------------
any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount (as a percentage of revenues) to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. For purposes of this
Section 3.8, "material" shall mean any liability equal to or greater than $35,000.

     3.9   Tax Matters.
           -----------

           (a) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

               (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

               (iii) "Affiliated Group" means a group of corporations with which the Company or any Subsidiary has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

           (b) Each of the Company and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

           (c) The Company has delivered to CMGI or Engage complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since July 10, 1996. The federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.9(c) of the Disclosure Schedule. The Company has delivered or made available to CMGI or Engage complete and accurate copies of all other Tax Returns of the Company and the Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after July 10, 1996. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

           (d) Neither the Company nor any Subsidiary: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Company or the Subsidiaries are subject to an election under
Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

           (e) None of the assets of the Company or any Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or
(iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

           (f) Neither the Company nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

           (g) Neither the Company nor any Subsidiary is or has been a member of an Affiliated Group.

     3.10  Assets. Each of the Company and the Subsidiaries owns or leases all
           ------
tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company or any Subsidiary (tangible or intangible) is subject to any Security Interest, except as reflected in the Financial Statements and except for liens for current taxes not yet due and payable.

     3.11  Owned Real Property. Neither the Company nor any Subsidiary owns any
           -------------------
real property.

     3.12  Real Property Leases. Section 3.12 of the Disclosure Schedule lists
           --------------------
all real property leased or subleased to or by the Company or any Subsidiary and lists the term of such lease and the rent payable thereunder. The Company has delivered to CMGI or Engage complete and accurate copies of the leases and subleases (as amended to date) listed in Section 3.12 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 3.12 of the Disclosure Schedule:

           (a) assuming the due execution and delivery thereof by the parties thereto, the lease or sublease is in full force and effect, legal, valid, binding and enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting or relating to creditors' rights generally, and general principles of equity;

           (b) the lease or sublease will continue to be in full force and effect, legal, valid, binding and enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting or relating to creditors' rights generally, and general principles of equity, immediately following the Merger Closing in accordance with the terms thereof as in effect immediately prior to the Merger Closing;

           (c) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such lease or sublease;

           (d) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

           (e) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto.

     3.13  Intellectual Property.
           ---------------------

           (a) Each of the Company and the Subsidiaries owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the "Customer Deliverables") or (ii) to operate the Company's internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems"; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Merger Closing on substantially similar terms and conditions as it was immediately prior to the Merger Closing. The Company has taken all commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 3.13(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (u) patents and patent applications, (v) copyrights and registrations thereof, (w) computer software, data and documentation, (x) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (y) trademarks, service marks, trade names, domain names and applications and registrations therefor and (z) other proprietary rights relating to any of the foregoing. Section 3.13(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or any Subsidiary.

           (b) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 3.13(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation; and the Company has provided to CMGI or Engage complete and accurate copies of all written documentation in the possession of the Company or any Subsidiary relating to any such complaint, claim, notice or threat. The Company has provided to CMGI or Engage complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

           (c) Section 3.13(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company or a Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property, other than nonexclusive end-user licenses entered into in the Ordinary Course of Business pursuant to the Company's standard forms of license agreement.

           (d) Section 3.13(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company or a Subsidiary, and the license or agreement pursuant to which the Company or a Subsidiary uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

           (e) Neither the Company nor any Subsidiary has disclosed the source code for any of the software owned by the Company or a Subsidiary (the "Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Section 3.13(e) of the Disclosure Schedule, and the Company has taken commercially reasonable measures to prevent disclosure of such source code.

           (f) All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Company or a Subsidiary within the scope of their employment by the Company or a Subsidiary, by former employees of the Company or a Subsidiary within the scope of their then-employment by the Company or a Subsidiary, or by independent contractors of the Company or a Subsidiary who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary. No portion of such copyrightable materials was jointly developed with any third party.

           (g) To the knowledge of the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

           (h) To the knowledge of the Company, neither the Company nor any Subsidiary is a party to any agreement that grants to any third party any rights to any intellectual property of an Affiliate of the Company (other than a Subsidiary).

     3.14  Year 2000 Compliance.
           --------------------

           (a) All of the Customer Deliverables currently being marketed, distributed or licensed by the Company or a Subsidiary or which previously were marketed, distributed or licensed by the Company or a Subsidiary, and all Internal Systems, are Year 2000 Compliant. The Company is not aware of any failure to be Year 2000 Compliant of any third-party system that is material to the business or operations of the Company, including without limitation any system belonging to any of the Company's suppliers, service providers or customers.

           (b) The Company has not provided any guaranty or warranty for any service or product or the effect that such service or product is or will be Year 2000 Compliant or will not be adversely affected by virtue of the arrival of Year 2000, other than standard warranties provided by the Company in the Ordinary Course of Business pursuant to the Company's standard forms of license agreement.

           (c) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

               (i) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

               (ii) will accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

               (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000,
(y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date;

in each case without human intervention, other than original data entry.

     3.15  Contracts.
           ---------

           (a) Section 3.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum or having a remaining term longer than twelve
(12) months;

               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $2,500 per month, or (C) in which the Company or any Subsidiary has granted, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

               (iii) any agreement establishing a partnership or joint venture;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

               (v) any agreement containing a noncompetition or similar covenant;

               (vi)  any employment or consulting agreement;

               (vii) other than Company Options and offer letters, any agreement involving any officer, director or shareholder of the Company or any affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), thereof;

               (viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

               (ix) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

               (x) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business

          (b) The Company has delivered to CMGI or Engage a complete and accurate copy of each agreement listed in Section 3.13 or Section 3.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is in full force and effect, legal, valid, binding and enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable against the Company in accordance with its terms and in full force and effect immediately following the Merger Closing in accordance with the terms thereof as in effect immediately prior to the Merger Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such contract.

     3.16  Accounts Receivable. All accounts receivable of the Company and the
           -------------------
Subsidiaries reflected on the Most Recent Balance Sheet are valid receivables subject to no known setoffs or counterclaims and are, in the best judgment of the Company, current and collectible, net of the applicable reserve for bad debts on the Most Recent Balance Sheet.

     3.17  Powers of Attorney. There are no outstanding powers of attorney
           ------------------
executed on behalf of the Company or any Subsidiary.

     3.18  Insurance. Section 3.18 of the Disclosure Schedule lists each
           ---------
insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. Each such policy will continue to be enforceable against the Company and in full force and effect immediately following the Merger Closing in accordance with the terms thereof as in effect immediately prior to the Merger Closing.

     3.19  Litigation. There is no action, suit, proceeding, claim, arbitration
           ----------
or investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or, to the knowledge of the Company, has been threatened against the Company or any Subsidiary which (a) seeks either damages in excess of $10,000 or equitable relief, (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, or (c) could reasonably be expected to have a Company Material Adverse Effect.

     3.20  Employees.
           ---------

           (a) Section 3.20 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary, along with the position and the annual rate of compensation of each such person. Each such employee has entered into an Employee Confidential Information and Inventions Agreement with the Company or a Subsidiary, a form of which has previously been delivered to CMGI or Engage. Section 3.20 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary; forms of such agreements have previously been delivered to CMGI or Engage. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary. No employee of the Company is a party to an Employee Confidential Information and Inventions Agreement or non-competition agreement with the Company which deviates from the form agreements described above.

           (b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

     3.21  Employee Benefits.
           -----------------

           (a) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

               (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

           (b) Section 3.21(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing,
(ii) all related trust agreements, insurance contracts and summary plan descriptions, and (iii) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered to CMGI or Engage. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. Other than as disclosed in Section 3.21(k) of the Disclosure Schedule, the Company does not maintain any unwritten Employee Benefit Plan which would result in an annual cost of more than $10,000.

           (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

           (d) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have either received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, determination letters have been submitted within the time period prescribed by the Internal Revenue Service or determination letters have not been submitted for those Employee Benefit Plans as to which the Internal Revenue Service remedial amendment period has not expired. No such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Merger Closing Date.

           (e) Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

           (f) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

           (g) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under
Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

           (h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

           (i) No Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of
Section 501(c)(9) of the Code.

           (j) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

           (k) Section 3.21(k) of the Disclosure Schedule discloses each: (i) agreement with any shareholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee;
(ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by
Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.22  Environmental Matters.
           ---------------------

           (a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals;
(v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles;
(vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

           (b) The Company is not aware of any releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or a Subsidiary. With respect to any such releases of Materials of Environmental Concern, the Company or such Subsidiary has given all required notices to Governmental Entities (copies of which have been provided to CMGI or Engage). The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company or a Subsidiary that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company or a

Subsidiary. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

           (c) Set forth in Section 3.22(c) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to CMGI or Engage.

     3.23  Legal Compliance. Each of the Company and the Subsidiaries, and the
           ----------------
conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity.

     3.24  Customers and Suppliers. Section 3.24 of the Disclosure Schedule sets
           -----------------------
forth a list of (a) the largest twenty (20) customers of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by each such customer during each such period and (b) each supplier that is the sole supplier of any significant product to the Company or a Subsidiary. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company or any Subsidiary.

     3.25  Permits. Section 3.25 of the Disclosure Schedule sets forth a list of
           -------
all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Merger Closing.

     3.26  Certain Business Relationships With Affiliates. No Affiliate of the
           ----------------------------------------------
Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary.

     3.27  Brokers' Fees. Neither the Company nor any Subsidiary has any
           -------------
liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than the fee due to Broadview International LLC by the Company.

     3.28  Books and Records. The minute books and other similar records of the
           -----------------
Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company's or such Subsidiary's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

     3.29  Information Statement and Proxy. The information concerning the
           -------------------------------
Company supplied by the Company for inclusion in the Information Statement to be reviewed by the California Department of Corporations in reliance on Section 3(a)(10) of the Securities Act and sent to the Company Shareholders (the "Information Statement") or the prospectus prepared as part of the Form S-4(s) and sent to the Company Shareholders shall not, on the date that the Information Statement or prospectus is first mailed to the Company Shareholders, at the time of the Company's shareholders' meeting to consider this Agreement, the Merger and the Contribution (the "Company Shareholders Meeting") and at the Merger Effective Time and the Contribution Closing Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Merger Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Information Statement or a supplement to the prospectus, the Company shall promptly inform CMGI and Engage which shall file and distribute such amendment or supplement.

     3.30  Disclosure. No representation or warranty by the Company contained in
           ----------
this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, when taken together with all the written documents, certificates and other instruments furnished or to be furnished by or on behalf of the Company pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading. The Company has delivered or made available to CMGI or Engage or their representatives true and complete copies of all documents which are referred to in this Article III or in the Disclosure Schedule.

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF CMGI, ENGAGE
                           AND TRANSITORY SUBSIDIARY

Each of CMGI, Engage and Transitory Subsidiary represents and warrants to the Company as follows:

     4.1  Organization, Qualification and Corporate Power.  Each of CMGI, Engage
          -----------------------------------------------
and Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. CMGI is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a CMGI Material Adverse Effect (as defined below). Engage is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have an Engage Material Adverse Effect (as defined below). Each of CMGI and Engage has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of CMGI and Engage has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws. CMGI, Engage and Transitory Subsidiary are not in violation of any of the provisions of their respective articles or certificates of incorporation, bylaws or other charter documents. For purposes of this Agreement, "CMGI Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or prospects of CMGI and its subsidiaries, taken as a whole, and "Engage Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or prospects of Engage and its subsidiaries, taken as a whole.

     4.2  Capitalization.  CMGI is authorized to issue 400,000,000 shares of
          --------------
CMGI Common Stock, of which 116,177,788 shares were issued and outstanding as of September 20, 1999, and 5,000,000 shares of preferred stock, $.01 par value per share, issuable in series, (a) 250 of which are designated Series A Preferred Stock, none of which were issued and outstanding as of September 20, 1999, (b) 50,000 of which are designated Series B Preferred Stock, 35,000 of which were issued and outstanding as of September 20, 1999, (c) 375,000 of which are designated Series C Preferred Stock, all of which were issued and outstanding as of September 20, 1999, and (d) 18,090.45 of which are designated Series D Preferred Stock, all of which were issued and outstanding as of September 20, 1999. All of the issued and outstanding shares of CMGI Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Transitory Subsidiary is authorized to issue 10,000 shares of Transitory Subsidiary Common Stock, of which 1,000 shares were issued and outstanding as of the date of this Agreement. Engage is authorized to issue 150,000,000 shares of Engage Common Stock, of which 48,706,005 shares were issued and outstanding as of September 21, 1999, and 5,000,000 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding. All of the issued and outstanding shares of Engage Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All shares of Transitory Subsidiary that are owned by CMGI are free and clear of all security interests, liens, claims, pledges, agreements, limitations on CMGI's voting rights, charges or other encumbrances of any nature. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights or rights of first refusal created by statute, the charter documents of CMGI or any agreement to which CMGI is a party. All of the Contribution Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights or rights of first refusal created by statute, the charter documents of Engage or any agreement to which Engage is a party. None of the Transitory Subsidiary Stock will be, when issued in accordance with this Agreement, subject to any preemptive rights or rights of first refusal created by statute, the charter documents of CMGI, Engage or Transitory Subsidiary or any agreement to which CMGI, Engage or Transitory Subsidiary is a party. As of the date of this Agreement, except for benefit plans maintained by CMGI or Engage, or as previously publicly disclosed in the CMGI Reports, the Engage Reports, a press release or otherwise, there are outstanding no rights, warrants or options to purchase CMGI Common Stock or Engage Common Stock, respectively.

     4.3  Authorization of Transaction.  Each of CMGI, Engage and Transitory
          ----------------------------
Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of CMGI and Engage) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by CMGI, Engage and Transitory Subsidiary of this Agreement and (in the case of CMGI and Engage) the Escrow Agreement and the consummation by CMGI, Engage and Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of CMGI, Engage and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by CMGI, Engage and Transitory Subsidiary and constitutes a valid and binding obligation of CMGI, Engage and Transitory Subsidiary, enforceable against them in accordance with its terms.

     4.4  Noncontravention.  Subject to compliance with the applicable
          ----------------
requirements of the Securities Act and any applicable state securities laws, the Exchange Act, the HSR Act and the Nasdaq National Market and the filing of the Merger Filings as required by the California Law, neither the execution and delivery by CMGI, Engage or Transitory Subsidiary of this Agreement or (in the case of CMGI and Engage) the Escrow Agreement, nor the consummation by CMGI, Engage or Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of CMGI, Engage or Transitory Subsidiary, (b) require on the part of CMGI, Engage or Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which CMGI, Engage or Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or
(ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CMGI, Engage or Transitory Subsidiary or any of their properties or assets, except for any violation which would not adversely affect the consummation of the transactions contemplated herein

     4.5  Reports and Financial Statements.  CMGI and Engage have previously
          --------------------------------
furnished or made available to the Company complete and accurate copies, as amended or supplemented, of: (a) CMGI's Annual Report on Form 10-K for the fiscal year ended July 31, 1998, as filed with the Securities and Exchange Commission (the "SEC"); (b) all other reports filed by CMGI under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since July 31, 1998; (c) Engage's final prospectus dated July 19, 1999 filed with the SEC as part of its initial public offering of Engage Common Stock; and (d) all reports filed by Engage under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since the closing of its initial public offering of Engage Common Stock (the reports listed in subsections (a) and (b) are collectively referred to herein as the "CMGI Reports" and the reports listed in subsections (c) and (d) are collectively referred to herein as the "Engage Reports"). The CMGI Reports and the Engage Reports constitute all of the documents required to be filed by CMGI and Engage, respectively, under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from July 31, 1998 through the date of this Agreement. The CMGI Reports and Engage Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the CMGI Reports and Engage Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included in the CMGI Reports and Engage Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange
Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of CMGI and Engage, as the case may be, as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of CMGI and Engage, as the case may be.

     4.6  Absence of Material Adverse Change.  Since April 30, 1999, there has
          ----------------------------------
occurred no event or development which has had, or could reasonably be expected to have in the future, a CMGI Material Adverse Effect and CMGI has not agreed to take any action outside the ordinary course of business or that would (if the action were taken immediately) constitute a breach of any of its representations and warranties contained herein. Since the date that Engage filed its final prospectus dated July 19, 1999 with the SEC as part of its initial public offering of Engage Common Stock, there has occurred no event or development which has had, or could reasonably be expected to have in the future, an Engage Material Adverse Effect and Engage has not agreed to take any action outside the ordinary course of business or that would (if the action were taken immediately) constitute a breach of any of its representations and warranties contained herein.

     4.7  Litigation.  Except as disclosed in the CMGI Reports and Engage
          ----------
Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to CMGI's or Engage's knowledge, threatened against CMGI or any subsidiary of CMGI which would reasonably be expected to have a CMGI Material Adverse Effect or Engage Material Adverse Effect, respectively, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     4.8  Interim Operations of Transitory Subsidiary. Transitory Subsidiary was
          -------------------------------------------
formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

     4.9  Brokers' Fees.  Neither CMGI, Engage nor Transitory Subsidiary has any
          -------------
liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than the fee due to Goldman Sachs & Co., Inc. by Engage.

     4.10 Customers and Suppliers.  No customer or supplier of CMGI or Engage,
          -----------------------
respectively, has indicated within the past year that it will stop or decrease the rate of buying products and/or services or supplying products to CMGI or Engage, respectively, that would have a CMGI Material Adverse Effect or Engage Material Adverse Effect, respectively.

     4.11 Tax Matters.
           -----------

          (a) Neither CMGI nor Engage, nor a person related to CMGI or Engage (within the meaning of Treas. Reg. (S)1.368-1(e)(3)) has any plan or intent to redeem or acquire any of the shares of CMGI or Engage stock issued in the Merger or the Contribution, other than (i) the possible repurchases of unvested stock of employees, directors or consultants in connection with termination of the employment of such employees, directors or consultants, or (ii) in accordance with the Escrow Agreement.

          (b) Following the Merger and the Contribution, CMGI and Engage intend to cause the Company (as the Surviving Corporation) to hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For the purposes of this representation, the following assets will be treated as property held by the Company immediately prior to but not following the Merger and Contribution: (i) assets disposed of by the Company prior or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending on the Contribution Closing Date and beginning with the commencement of negotiations (whether formal or informal) with CMGI and Engage regarding the Merger and the Contribution (the "Pre-Merger Period")), (ii) assets used by the Company to pay dissenting shareholders or paid in lieu of fractional shares of stock, to pay any other shareholders who receive cash or other property in the Merger, or to pay other expenses or liabilities incurred in connection with the Merger, and (iii) assets used to make distribution, redemption or other payments in respect of Company stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger and Contribution or related thereto. Notwithstanding the foregoing, no representations are made regarding actions or circumstances of Company arising prior to the Contribution Closing Date to which CMGI and Engage were not a party and of which CMGI and Engage have no knowledge.

          (c) Prior to the Merger, CMGI will own all of the issued and outstanding stock of Transitory Subsidiary. Transitory Subsidiary was formed solely for the purposes of effecting the Merger and has conducted no business or other activities, and has incurred no liabilities, except in connection with the Merger.

          (d) Immediately following the Contribution, CMGI will be in control of Engage. As used herein, "Control" shall mean ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the Company. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person.

          (e) Engage does not have any plan or intention, and CMGI does not have any plan or intention to cause Engage, to issue additional Engage stock or to repurchase any Engage stock from CMGI which would result in CMGI no longer having Control of Engage, nor do Engage or CMGI have any plan or intention to take any other action that would result in CMGI losing Control of the Engage.

          (f) Neither Engage nor CMGI have any plan or intention to cause the Company to issue additional shares of stock after the Contribution, to sell any shares of the Company held by Engage, or to take any other action that would result in Engage losing Control of the Company.

          (g) Except as contemplated by this Agreement, neither CMGI nor Engage has any plan or intention to liquidate the Company, to merge the Company with or into another corporation (other than Transitory Subsidiary), or, except for dispositions made in the ordinary course of business, to cause the Company to sell or otherwise dispose of any of its assets or any of the assets acquired from Transitory Subsidiary.

          (h) CMGI and Engage intend to cause the Company to either continue the historic business of the Company or use a significant portion of its historic business assets in a business.

          (i) There is no intercorporate indebtedness existing between the Company and CMGI or Engage that was issued, acquired or will be settled at a discount as a result of the Merger or the Contribution.

          (j) Neither CMGI nor Engage, nor any subsidiary of CMGI or Engage, or any person related to CMGI or Engage within the meaning of Treas. Reg. (S)1.368-1(e)(3), owns or has owned during the past five years, directly or indirectly, any shares of the stock of the Company or rights to acquire such stock.

     4.12  Information Statement or Form S-4.  The Information Statement to be
           ---------------------------------
reviewed by the California Department of Corporations in reliance on Section 3(a)(10) of the Securities Act and sent to the Company Shareholders or the prospectus prepared as part of the Form S-4(s) and sent to the Company Shareholders shall not, at the time that the Information Statement (including any amendments or supplements thereto) is approved by the California Department of Corporations, or the Form S-4(s) (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information concerning CMGI, Engage and Transitory Subsidiary supplied by each such Party for inclusion in the Information Statement or prospectus shall not, on the date that the Information Statement or prospectus is first mailed to the Company Shareholders, at the time of the Company Shareholders Meeting and at the Merger Effective Time and the Contribution Closing Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Merger Effective Time any event relating to CMGI, Engage or Transitory Subsidiary or any of their respective affiliates, officers or directors should be discovered by CMGI, Engage or Transitory Subsidiary which should be set forth in an amendment to the Information Statement or a supplement to the prospectus, CMGI or Engage shall promptly inform the Company and file and distribute such amendment or supplement. Notwithstanding the foregoing, CMGI and Engage make no representation or warranty with respect to any information concerning the Company contained in any of the foregoing documents which is supplied by the Company.


                                   ARTICLE V

                                   COVENANTS

     5.1  Closing Efforts.  Each of the Parties shall use its best efforts, to
          ---------------
the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Merger Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger and Contribution are satisfied. In its capacity as a stockholder of Engage, CMGI hereby agrees to vote its shares of Engage Common Stock to approve the terms of this Agreement and the Contribution as required by Section 7.1(b) hereof.

     5.2  Governmental and Third-Party Notices and Consents.
          -------------------------------------------------

          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that, notwithstanding anything to the contrary in this Agreement, CMGI and Engage shall not be obligated (A) to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act except to the extent it elects to do so in their sole discretion or (B) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of CMGI, Engage or their Affiliates. Filing fees relating to any required filings under the HSR Act shall be paid by CMGI and Engage.

          (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section
3.4 of the Disclosure Schedule.

     5.3  Shareholder Approval.
          --------------------

          (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Shareholder Approval, either at a special meeting of shareholders or pursuant to a written shareholder consent, all in accordance with the applicable requirements of the California Law. In connection with such special meeting of shareholders or written shareholder consent, the Company shall provide to its shareholders a written proxy or information statement (the "Disclosure Statement") which includes (A) a summary of the Merger, the Contribution and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Indemnifying Shareholders, the escrow arrangements and the authority of the Shareholder Representative, and a statement that the adoption of this Agreement by the shareholders of the Company shall constitute approval of such terms), (B) all of the information required by Section 3(a)(10) of the Securities Act and
(C) a statement that appraisal rights are available for the Company Shares pursuant to Chapter 13 of the California Law and a copy of Sections 1300, 1302, 1303 and 1304 of the California Law. CMGI agrees to cooperate with the Company in the preparation of the Disclosure Statement. The Company agrees not to distribute the Disclosure Statement until CMGI has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by CMGI (which approval may not be unreasonably withheld or delayed). If the Requisite Shareholder Approval is obtained without the solicitation of all shareholders entitled to vote, the Company shall send, pursuant to Section 603(b) of the California Law, a written notice to all shareholders of the Company at least ten (10) days prior to the Merger Effective Time informing them that this Agreement and the Merger and the Contribution were adopted and approved by the shareholders of the Company and that appraisal rights are available for their Company Shares pursuant to Chapter 13 of the California Law (which notice shall include a copy of Sections 1300, 1302, 1303 and 1304 of the California Law), and shall promptly inform CMGI of the date on which such notice was sent.

          (b) The Company, acting through its Board of Directors, shall include in the Disclosure Statement the unanimous recommendation of its Board of Directors that the shareholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and the Contribution.

          (c) The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by CMGI, Engage or Transitory Subsidiary for inclusion in the Disclosure Statement).

          (d) The adoption of this Agreement and the approval of the Merger and the Contribution by the Company Shareholders shall constitute approval of this Agreement, including the provisions of Article VIII hereof) and the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Initial Merger Shares into Escrow and the appointment of the Shareholder Representative.

          (e) CMGI, Engage and Transitory Subsidiary shall ensure that any information furnished by such party to the Company for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

          (f) The Company shall use its Reasonable Best Efforts to obtain from the Company Shareholders listed on Schedule 5.3(f) a Shareholder Support
                                   ---------------
Agreement in the form attached as Exhibit C (a "Shareholder Support Agreement"),
                                  ---------
providing that each such Company Shareholder agrees (i) to vote all Company Shares that are beneficially owned by him, her or it in favor of the adoption of this Agreement and the approval of the Merger and the Contribution, (ii) not to vote any Company Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company and
(iii) otherwise to use his, her or its Reasonable Best Efforts to obtain the Requisite Shareholder Approval.

          (g) The Company shall use its Reasonable Best Efforts to obtain from the Company Shareholders a Lock-Up Agreement in the form attached as Exhibit D
                                                                     ---------
(a "Lock-Up Agreement").

     5.4  Operation of Business.  Except as contemplated by this Agreement,
          ---------------------
during the period from the date of this Agreement to the Merger Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Merger Effective Time, the Company shall not (and shall cause each Subsidiary not to), without the written consent of CMGI:

          (a) other than the possible repurchase of unvested stock of employees, directors or consultants in connection with the termination of employment of such persons, issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Company Options or Warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting
of) any such convertible securities or Company Options or Warrants; provided, however, that the Company may allow the voluntary exchange of any fully-vested Shares of Company Common Stock for shares of the Company's Series F Convertible Preferred Stock;

          (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

          (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 3.21(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, other than those arrangements to which the Company is obligated as of the date hereof;

          (e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

          (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

          (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

          (h) amend its charter, by-laws or other organizational documents; provided, however, the Company may amend its charter, by-laws or other organizational documents as required to authorize shares of the Company's Series F Convertible Preferred Stock to be exchanged for shares of fully-vested shares of Company Common Stock as contemplated herein;

          (i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

          (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

          (k) make or commit to make any capital expenditure in excess of $75,000 per item or $250,000 in the aggregate, or such additional amounts which may be approved by CMGI, such approval not to be unreasonably withheld or delayed, other than those purchase orders to which the Company is obligated to pay as of the date hereof;

          (l) institute or settle any Legal Proceeding;

          (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied; or

          (n) agree in writing or otherwise to take any of the foregoing actions.

     5.5  Access to Information.
          ---------------------

          (a) The Company shall (and shall cause each Subsidiary to) permit representatives of CMGI and Engage to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries), at CMGI's or Engage's sole expense, to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

          (b) As soon as available but not later than thirty (30) days after the end of each month ending prior to the Merger Closing Date, beginning with the end of September 1999, the Company shall furnish to CMGI and Engage an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

     5.6  Exclusivity.
          -----------

          (a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than CMGI and Engage) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company or any Subsidiary, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than CMGI and Engage) or (iii) engage in discussions or negotiations with any party (other than CMGI and Engage) concerning any such transaction.

          (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify CMGI and Engage of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

     5.7  Expenses.  Except as set forth in Article VIII and the Escrow
          --------
Agreement, each of the Parties shall bear its own costs and expenses (including legal, accounting and broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Company and the Subsidiaries shall not incur more than an aggregate of $3,900,000 of legal, accounting and broker fees and expenses in connection with the transactions contemplated herein and the Company's planned initial public offering and any bonuses to the Company's employees payable upon the consummation of the transactions described in this Agreement.

     5.8  Qualification of Merger Shares and Contribution Shares.  Each of CMGI
          ------------------------------------------------------
and Engage shall use its best efforts to file with the California Department of Corporations an Application for Fairness Hearing and Qualification by Permit to issue the Merger Shares and Contribution Shares, respectively, pursuant to the exemption from registration under the Securities Act contained in Section 3(a)(10) thereof and pursuant to a permit issued under Section 25113 of the California Corporate Securities Law of 1968 (the "Section 3(a)(10) Applications"). In the event that CMGI and/or Engage determines that it is unable to file the Section 3(a)(10) Applications, such party may prepare and file with the SEC a Registration Statement on Form S-4 (or similar form) covering the Merger Shares and/or the Contribution Shares (the "Form S-4(s)") to register the Merger Shares and/or the Contribution Shares under the Securities Act. The Company agrees to cooperate with CMGI and/or Engage in the preparation of the Section 3(a)(10) Applications and/or the Form S-4(s).

     5.9  Listing of Merger and Contribution Shares.  Each of CMGI and Engage
          -----------------------------------------
shall use its Reasonable Best Efforts to list the Merger Shares and the Contribution Shares, respectively, on the Nasdaq National Market.

     5.10  Withdrawal of Form S-1.  Within five (5) business days after the date
           ----------------------
hereof, the Company shall file an application with the SEC pursuant to Rule 477 of the Securities Act for the withdrawal of its previously-filed Registration Statement on Form S-1, and shall use its Reasonable Best Efforts to obtain the SEC's approval of such application for withdrawal.

     5.11  Exchange of Common Stock; Agreement of Company Preferred
           --------------------------------------------------------
Stockholders; Exercise of Warrants.  The Company shall use its Reasonable Best
----------------------------------
Efforts to: (a) take all steps necessary to effect an exchange resulting in shares of Company Common Stock which are not subject to a repurchase right in favor of the Company being converted into shares of Series F Convertible Preferred Stock; (b) obtain the written agreement of the required number of holders of each class of the Company Preferred Stock waiving of the right of each such class to a liquidation preference as provided for in the Company's articles of incorporation, or the Company shall amend its articles of incorporation to remove the liquidation preference of each such class of Company Preferred Stock; and (c) cause all of the Warrants to be validly exercised by the holders of the Warrants prior to the Merger Closing Date. Notwithstanding the foregoing, prior to the Merger Effective Time, the Company shall ensure that an aggregate of 1,500,000 shares of Company Preferred Stock shall have been issued to either holders of Warrants upon the exercise thereof and/or holders of Company Options upon the exercise thereof and the conversion of shares of Company Common Stock issuable upon such exercise into shares of Series F Preferred Stock.

     5.12  Tax Matters.  Each of the Parties shall use its Reasonable Best
           -----------
Efforts to cause the Merger to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and to cause the Contribution to qualify as a transaction within the meaning of Section 351 of the Code.

     5.13  Treatment of the Merger and the Contribution for Income Tax
           -----------------------------------------------------------
Purposes.  Each of the Parties expect and intend that the Merger will qualify as
--------
a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and that the Contribution will have no effect on such qualification because of the express statutory approval of transfers contained in Section 368(a)(2)(C) of the Code. In addition, each of the Parties expect and intend that the Contribution will also constitute an exchange described in Section 351 of the Code. Each of the Parties hereby covenants and agrees (i) to file all Tax Returns in a manner consistent in all respects with such expectations and intentions, (ii) not to voluntarily undertake any action outside of the ordinary course of business which would cause the Merger not to be treated as a reorganization or the Contribution not to be treated as an exchange described in
Section 351.

     5.14  Loan. In the event that the Merger Effective Time has not taken place
           ----
by November 19, 1999, and the Company is not in default under the terms of this Agreement and is not insolvent or subject to any bankruptcy or insolvency proceedings under federal or state law, CMGI shall make a loan in the amount of $5,000,000 to the Company (the "Loan"), evidenced by the promissory note in the Form attached as Exhibit E hereto. The Loan shall mature one year from the date
                 ---------
thereof and shall bear interest at 14% per annum. As a condition to CMGI's obligation to make the Loan, the Company shall have either (a) granted CMGI a perfected first priority security interest in favor of CMGI in all of the Company Intellectual Property, or (b) issued to CMGI warrants to purchase a total of four percent (4%) of the Total Outstanding Company Common Stock at an exercise price of $.01 per share, which warrants shall be exercisable by CMGI upon the occurrence of any default, or event that with the giving of notice or the passage of time would constitute a default, under the Loan. In the event that the Company terminates this Agreement pursuant to Section 10.1(c), 10.1(e) or 10.1(g) (only insofar as it relates to a failure of a condition precedent contained in Section 6.1 (c) and/or (e), or
Section 6.3 (but not Section 6.3(c) insofar as it relates to Sections 4.6, 4.7 or 4.10)), the Company's obligation to repay the Loan shall be forgiven as liquidated damages.

     5.15  Dilution of Shareholder Support Agreements.  If, at any time after
           ------------------------------------------
the date of this Agreement, a sufficient number of Company Options are exercised (or the Company learns that such Company Options will be exercised by the optionees) which results or would result in the Company Shareholders who have signed a Shareholder Support Agreement pursuant to Section 5.3(f) above (the "Signing Shareholders") holding an aggregate of less than a majority of the Total Outstanding Company Common Stock, the Company shall ensure that some or all of the Signing Shareholders exercise Company Options in an amount sufficient to result in the Signing Shareholders holding an aggregate of not less than a majority of the Total Outstanding Company Common Stock.



                                  ARTICLE VI

                     CONDITIONS TO CONSUMMATION OF MERGER

     6.1  Conditions to Each Party's Obligations.  The respective obligations of
          --------------------------------------
each Party to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement, the Merger and the Contribution shall have received the Requisite Shareholder Approval;

          (b) all applicable waiting periods (and any extensions thereof) under the HSR Act relating to the Merger and/or the Contribution shall have expired or otherwise been terminated;

          (c) (i) Engage shall either have obtained a written opinion from Delaware counsel reasonably acceptable to the Company that shares of Engage Common Stock held by CMGI will not be disqualified from voting in favor of this Agreement and the terms of the Contribution at a meeting of the stockholders of Engage, or (ii) such approval of the Engage stockholders shall have taken place.

          (d) the California Department of Corporations shall have approved the
Section 3(a)(10) Applications and issued a permit qualifying the Merger Shares and the Contribution Shares pursuant to Section 25113 of the California Corporate Securities Law of 1968, as amended, or the Form S-4(s) of CMGI and Engage shall have been declared effective by the SEC and there shall not be in effect any stop order suspending the effectiveness of the permits or the Form S-4(s) or any proceedings seeking such a stop order;

          (e) Except as provided in subsection (c) above, Engage shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, which are required on the part of Engage; and

          (f) no temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraints or prohibition preventing the consummation of the Merger or the Contribution or materially limiting or restricting CMGI's or Engage's conduct or operation of the business of CMGI, Engage or the Company after the Merger Closing Date shall have been issued, nor shall any proceedings brought by any Governmental Entity seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Contribution which would affect the effectiveness of the Merger or the Contribution.

     6.2  Conditions to Obligations of CMGI and Transitory Subsidiary.  The
          -----------------------------------------------------------
obligation of each of CMGI and Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by CMGI) of the following additional conditions:

          (a) the number of Merger Dissenting Shares shall not exceed two percent (2%) of the number of outstanding shares of Company Common Stock as of the Merger Effective Time (calculated after giving effect to the conversion into Company Common Stock of all outstanding Company Preferred Stock);

          (b) the Company and the Subsidiaries shall have obtained (and shall have provided copies thereof to CMGI and Engage) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2 which are required on the part of the Company or the Subsidiaries;

          (c) the representations and warranties of the Company set forth in the first sentence of Section 3.1 and in Section 3.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Merger Effective Time as though made as of the Merger Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date), and except that any inaccuracy in the representations and warranties set forth in Section 3.2 due solely to the conversion of shares of Company Common Stock which are not subject to a repurchase right in favor of the Company into shares of Series F Convertible Preferred Stock shall be disregarded;

          (d) the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Merger Effective Time;

          (e) the Company shall have delivered to CMGI and Transitory Subsidiary a certificate (the "Company Certificate") to the effect that each of the conditions specified in clause (a) of Section 6.1 and clauses (a) through (d) of this Section 6.2 is satisfied in all respects;

          (f) CMGI and Engage shall have received from counsel to the Company an opinion with respect to the matters set forth in Exhibit F attached hereto,
                                                 ---------
addressed to CMGI and Engage and dated as of the Merger Closing Date;

          (g) CMGI shall have received copies of the resignations, effective as of the Merger Effective Time, of each director of the Company and the Subsidiaries (other than any such resignations which CMGI designates, by written notice to the Company, as unnecessary);

          (h) CMGI shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Merger Closing;

          (i) Engage shall have received non-competition agreements satisfactory to CMGI executed by the individuals listed on Schedule 6.2(i) attached hereto;
                                              ---------------

          (j) None of the Key Employees shall have resigned from the Company or indicated their intent to resign from the Company;

          (k) CMGI shall have received a Shareholder Support Agreement executed by each of the Company Shareholders listed on Schedule 5.3(f);
                                              ---------------

          (l) The Escrow Agreement shall have been executed and delivered by the parties thereto;

          (m) An aggregate of 1,500,000 shares of Company Preferred Stock shall have been issued to either holders of Warrants upon the exercise thereof and/or holders of Company Options upon the exercise thereof and the conversion of shares of Company Common Stock issuable upon such exercise into shares of Series F Preferred Stock;

          (n) CMGI shall have received Lock-Up Agreements executed by Company Shareholders holding an aggregate of ninety-seven percent (97%) of the Total Outstanding Company Common Stock; provided, however, that CMGI shall release up to an additional three percent (3%) of the Total Outstanding Company Common Stock from the restrictive provisions contained in the Lock-Up Agreement to the extent that it is reasonably necessary to do so to facilitate the ability of the Company to satisfy the conditions set forth in this Section 6.2; and

          (o) CMGI shall have received written evidence reasonably satisfactory to CMGI that each of the AdKnowledge Amended and Restated Investor Rights Agreement dated as of February 10, 1999 between the Company and the Investors named therein, and the Amended and Restated Co-Sale Agreement dated as of February 10, 1999 between the Company and the Investors and Shareholders named therein, shall have been terminated and have no further force and effect.

     6.3  Conditions to Obligations of the Company.  The obligation of the
          ----------------------------------------
Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) the Merger Shares shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance;

          (b) CMGI and Engage shall have effected all of the registrations, filings and notices referred to in Section 5.2 which are required on the part of CMGI and Engage, respectively;

          (c) the representations and warranties of CMGI, Engage and Transitory Subsidiary set forth in the first sentence of Section 4.1 and Section 4.3 and any representations and warranties of CMGI, Engage and Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of CMGI, Engage and Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Merger Effective Time as though made as of the Merger Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

          (d) each of CMGI, Engage and Transitory Subsidiary shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Merger Effective Time;

          (e) CMGI and Engage shall have delivered to the Company a certificate (the "CMGI Certificate") to the effect that each of the conditions specified in clauses (a) through (d) of this Section 6.3 is satisfied in all respects;

          (f) the Company shall have received from counsel to CMGI, Engage and Transitory Subsidiary an opinion with respect to the matters set forth in Exhibit G attached hereto, addressed to the Company and dated as of the Merger
---------
Closing Date; and

          (g) the Company shall have received such other certificates and instruments (including without limitation certificates of good standing of CMGI, Engage and Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Merger Closing.

                                  ARTICLE VII

                  CONDITIONS TO CONSUMMATION OF CONTRIBUTION

     7.1  Conditions to Each Party's Obligations.  The respective obligations of
          --------------------------------------
each Party to consummate the Contribution are subject to the satisfaction of the following conditions:

          (a) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

          (b) this Agreement and the terms of the Contribution and all other transactions contemplated by this Agreement shall have been approved by the required vote of the stockholders of Engage;

          (c) the Merger shall have been consummated;

          (d) the California Department of Corporations shall have approved the
Section 3(a)(10) Applications and issued a permit qualifying the Contribution Shares pursuant to Section 25113 of the California Corporate Securities Law of 1968, as amended, or the Form S-4(s) shall have been declared effective by the SEC and there shall not be in effect any stop order suspending the effectiveness of the permit or the Form S-4(s) or any proceedings seeking such a stop order; and

          (e) the Contribution Shares shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.


                                 ARTICLE VIII

                                INDEMNIFICATION

     8.1  Indemnification by the Company Shareholders.
          -------------------------------------------

  Subject to Section 8.4 below, the Company Shareholders receiving the Merger Shares pursuant to Section 1.5 (the "Indemnifying Shareholders") shall severally indemnify each of CMGI, Engage and their respective directors, officers, employees and Affiliates (collectively, the "CMGI Indemnified Parties") in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, reasonable costs of third-party investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation) ("Damages") incurred or suffered by the Surviving Corporation, CMGI, Engage or any Affiliate thereof resulting from, relating to or constituting:

          (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate;

          (b) any failure of any Company Shareholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Shareholder, free and clear of all Security Interests that would prohibit the exchange of Company Shares in the Merger or the contribution of the Surviving Corporation Common Stock in the Contribution, or would prevent CMGI or Engage from having good, valid and marketable title to the issued and outstanding Company Shares;

          (c) any claim by a shareholder or former shareholder of the Company, or any other person or entity, seeking to assert, or based upon, the following causes of action that accrued prior to the Merger Effective Time: (i) ownership or rights to ownership of, or other adverse claim against, any shares of stock of the Company; (ii) any rights of a shareholder (other than the right to receive the Merger Shares and the Contribution Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the California Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Incorporation or By-laws of the Company; or
(iv) any claim that his, her or its shares were wrongfully repurchased by the Company;

          (d) any termination fee imposed upon the Company pursuant to the Master Lease dated November 30, 1998 between the Company and Comdisco, Inc.; or

          (e) any obligation of the Company relating to the failure to pay use taxes.

     8.2  Indemnification Claims.
          ----------------------

          (a) A party entitled, or seeking to assert rights, to indemnification under this Article VIII (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VIII may be sought. Such notification shall be given within twenty (20) business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VIII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VIII and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding, or any portion of a suit or proceeding, involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

          (b) In order to seek indemnification under this Article VIII, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VIII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to CMGI such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to CMGI such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 8.2(d) for the resolution of such dispute (a "Dispute"). For purposes of this
Article VIII, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the CMGI Lock-In Value and the Engage Lock-In Value, respectively (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the CMGI Common Stock or the Engage Common Stock, respectively, since the last trading day in the period in which the CMGI Lock-In Value and the Engage Lock-In Value, respectively, were determined), multiplied by the number of such Escrow Shares.

          (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall submit the Dispute to arbitration as provided below. Except with respect to an action seeking specific performance or another equitable remedy, any dispute shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). The arbitration proceeding, including the rendering of an award, shall take place in Boston, Massachusetts and be administered by the AAA. The Parties agree to act in good faith to mutually select an arbitrator. The decision of the arbitrator shall be binding on the Parties or their successors and any judgment rendered by such arbitrator may be enforced by any court of competent jurisdiction. Each Party shall bear its own expenses in connection with such arbitration unless otherwise ordered by the arbitrator. If the Indemnified Party is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to arbitration, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to CMGI and/or the Indemnifying Shareholders (which notice shall be consistent with the terms of the resolution of the Dispute).

          (e) Notwithstanding the other provisions of this Section 8.2, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VIII, and such

Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VIII, and
(iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VIII, for any such Damages for which it is entitled to indemnification pursuant to this Article VIII (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VIII); provided, however, that except with the consent of the Shareholder Representative, no settlement of any such claim with third party claimants shall be determinative of the amount of any claim against the Escrow Shares.

          (f) The Shareholder Representative shall have full power and authority on behalf of each Indemnifying Shareholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Shareholders under this Article VIII. The Shareholder Representative shall have no liability to any Indemnifying Shareholder for any action taken or omitted on behalf of the Indemnifying Shareholders pursuant to this Article VIII.

     8.3 Survival of Representations and Warranties. All representations and
         ------------------------------------------
warranties contained in this Agreement and the Company Certificate shall (a) survive the Merger Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the date one (1) year following the Merger Closing Date, except that (i) the representations and warranties set forth in Sections 3.1, 3.2 and 3.3 (and the portion of the Company Certificate relating thereto) shall survive the Merger Closing indefinitely and (ii) the representations and warranties set forth in Sections 3.9, 3.22 and 3.23 (and the portion of the Company Certificate relating thereto) shall survive until the expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in Escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Shareholders in accordance with the terms of the Escrow Agreement.

     8.4  Limitations.
          -----------

          (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Indemnifying Shareholders for Damages under this Article VIII shall not exceed the aggregate value of the Escrow Shares, (ii) the Indemnifying Shareholders shall not be liable under Section 8.1(a) unless and until the aggregate Damages for which they or it would otherwise be liable exceed $750,000 (at which point the Indemnifying Shareholders shall become liable for the aggregate Damages, and not just amounts in excess of $750,000, and (iii) each Indemnifying Shareholder shall only be liable for his, her or its pro rata share (based on the number of Merger Shares received by such Indemnifying Shareholder as a percentage of the total number of Merger Shares issued).

          (b) In no event will the Indemnifying Shareholders be liable for any claims alleging incidental, consequential, special or indirect damages (including, without limitation, any damages arising from the loss of business, data, profits or goodwill) incurred or suffered by an Indemnified Party with respect to this Agreement or the transactions contemplated hereby, even if the Indemnifying Shareholders have been informed of the likelihood of such claim; provided, however, that incidental, consequential, special or indirect damages (including, without limitation, any damages arising from the loss of business, data, profits or goodwill) incurred or suffered by any third-party which such third-party is awarded from any Indemnified Party shall be considered as "Damages" for which the Indemnified Party is liable pursuant to this Agreement.

          (c) The Escrow Agreement, among other things, is intended to secure the indemnification obligations of the Indemnifying Shareholders under this Agreement.

          (d) Except with respect to claims based on fraud, after the Merger Closing, the rights of the Indemnified Parties under this Article VIII and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

          (e) No Indemnifying Shareholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

     8.5  Shareholder Representative.
          --------------------------

          (a) The Shareholder Representative is hereby constituted and appointed as agent for and on behalf of the Company Shareholders with respect to this
Article VIII. The Shareholder Representative shall incur no liability to the Indemnifying Shareholders with respect to any action taken or suffered by he, she or it in reliance upon any note, direction, instruction, consent, statement or other documents believed by he, she or it to be genuinely and duly authorized, nor for other action or inaction except his, her or its own willful misconduct or gross negligence. The Shareholder Representative may, in all questions arising under this Agreement, rely on the advice of counsel and the Shareholder Representative shall not be liable to the Indemnifying Shareholders for anything done, omitted or suffered in good faith by the Shareholder Representative based on such advice.

          (b) In the event of the death or permanent disability of the Shareholder Representative, or his, her or its resignation as an Shareholder Representative, a successor Shareholder Representative shall be elected by a majority vote of the Indemnifying Shareholders, with each such Indemnifying Shareholder (or his, her or its successors or assigns) to be given a vote equal to the number of votes represented by the shares of stock of the Company held by such Indemnifying Shareholder immediately prior to the Merger Effective Time. Each successor Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative, and the term "Shareholder Representative" as used herein shall be deemed to include successor Shareholder Representative.

          (c) The Shareholder Representative shall have full power and authority to represent the Indemnifying Shareholders, and their successors, with respect to all matters arising under this Article VIII and all actions taken by any Shareholder Representative hereunder shall be binding upon the Indemnifying Shareholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Shareholder Representative shall have full power and authority to interpret all of the terms and provisions of this Article VIII, to compromise any claims asserted hereunder and to authorize any release of the Escrow Shares to be made with respect thereto, on behalf of the Indemnifying Shareholders and their successors. All actions to be taken by the Shareholder Representative hereunder shall be evidenced by, and taken upon, the written direction of a majority thereof.


                                   ARTICLE IX

                                    LOCK-UP

     9.1 Lock-Up. By accepting the Merger Shares, Contribution Shares and/or
         -------
Engage Merger Shares, each Company Shareholder hereby agrees as follows:

          (a) Except as otherwise provided herein, he, she or it shall not, except with the prior written approval of CMGI, directly or indirectly offer to sell, contract to sell or otherwise sell or dispose of any of the Merger Shares for a period of thirty (30) days following the Merger

Effective Time. After such period, the restriction on each Company Shareholder to not offer to sell, contract to sell or otherwise sell or dispose the Merger Shares (other than the Escrow Shares) shall lapse at the rate of one-twelfth (1/12) of his, her or its Merger Shares (other than the Escrow Shares) per month, commencing at the beginning of each month.

          (b) He, she or it shall not, except with the prior written approval of Engage, directly or indirectly offer to sell, contract to sell or otherwise sell or dispose of any of the Contribution Shares for a period of six (6) months following the Contribution Closing Date. He, she or it shall not, except with the prior written approval of Engage, directly or indirectly offer to sell, contract to sell or otherwise sell or dispose of any of the Engage Merger Shares for a period of six (6) months following the Engage Merger Closing Date.

          (c) Subject to any other restrictions, including but not limited to, the vesting of such shares, (i) following that date which is six (6) months after the Contribution Closing Date, a Company Shareholder may offer to sell, contract to sell or otherwise sell or dispose of all the Contribution Shares held by such Company Shareholder, and (ii) following that date which is six (6) months after the Engage Merger Closing Date, a Company Shareholder may offer to sell, contract to sell or otherwise sell or dispose of all the Engage Merger Shares held by such Company Shareholder.

          (d) He, she or it agrees and consents to the entry of stop transfer instructions with CMGI's or Engage's transfer agent against the transfer of Merger Shares, Contribution Shares or Engage Merger Shares held by the Company Shareholder except in compliance with the foregoing restrictions.

     9.2  Exempt Transactions.  Notwithstanding the foregoing, the following
          -------------------
transactions shall be exempt from the restrictions contained in Section 9.1:
(a) the Company Shareholder may sell, assign or transfer all or any portion of the Merger Shares, Contribution Shares or Engage Merger Shares to his or her spouse or children, or to a trust established for the benefit of the Company Shareholder or his or her spouse or children, or an entity owned, directly or indirectly, by such a trust (each a "Permitted Transferee") or dispose of them under his or her will, without compliance with this Article IX, if the transferee agrees in writing to be subject to the terms of this Article IX to the same extent as if such transferee were a holder of the Merger Shares, Contribution Shares or Engage Merger Shares hereunder; and (b) any Company Shareholder that is a partnership may sell, assign or transfer Merger Shares, Contribution Shares or Engage Merger Shares to a partner (or a partner of a partner) of such partnership or a retired partner (or a retired partner of a partner) of such partnership who retires after the date of this Agreement, or to the estate of any such partner or retired partner, without compliance with this
Article IX, if the transferee agrees in writing to be subject to the terms of this Article IX to the same extent as if such transferee were a holder of Merger Shares, Contribution Shares or Engage Merger Shares hereunder. Upon the release of any of the Escrow Shares as contemplated by this Agreement and the Escrow Agreement, such Escrow Shares shall not be subject to the restrictions contained in Section 9.1.

                                   ARTICLE X

                                  TERMINATION

     10.1 Termination of Agreement. The Parties may terminate this Agreement
          ------------------------
prior to the Merger Effective Time (whether before or after Requisite Shareholder Approval), as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) CMGI may terminate this Agreement by giving written notice to the Company in the event the Company is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 6.2 not to be satisfied and (ii) is not cured within 20 days following delivery by CMGI to the Company of written notice of such breach;

          (c) the Company may terminate this Agreement by giving written notice to CMGI and Engage in the event CMGI, Engage or Transitory Subsidiary is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of
Section 6.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to CMGI of written notice of such breach;

          (d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Shareholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Shareholder Approval;

          (e) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the stockholders of Engage have voted on whether to approve the Contribution in the event that the Contribution failed to receive the required approval of the stockholders of Engage;

          (f) CMGI or Engage may terminate this Agreement by giving written notice to the Company if the Merger Closing shall not have occurred on or before December 31, 1999 in the event that the Section 3(a)(10) Applications have been approved or February 15, 2000 if CMGI and Engage were unable to receive approval of the Section 3(a)(10) Applications and filed Form S-4(s) thereafter, by reason of the failure of any condition precedent under Section 6.1 or 6.2 hereof (unless the failure results primarily from a breach by CMGI or Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

          (g) the Company may terminate this Agreement by giving written notice to CMGI and Transitory Subsidiary if the Merger Closing shall not have occurred on or before December 31, 1999 in the event that the Section 3(a)(10)

Applications have been approved or February 15, 2000 if CMGI and Engage were unable to receive approval of the Section 3(a)(10) Applications and filed Form S-4(s) thereafter, by reason of the failure of any condition precedent under
Section 6.1, 6.3 or 7 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

     10.2 Effect of Termination. Except as otherwise provided for in this
          ---------------------
Agreement, if any Party terminates this Agreement pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement).


                                   ARTICLE XI

                                  DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term                                   Section
------------                                   -------

AAA                                            8.2(d)
Affiliate                                      3.15(a)
Affiliated Group                               3.9(a)
Agreed Amount                                  8.2(c)
Agreement                                      Introduction
California Law                                 1.1
Cause                                          1.10(e)
CERCLA                                         3.22(a)
Change of Control                              1.10(e)
Claim Notice                                   8.2(b)
Claimed Amount                                 8.2(b)
CMGI                                           Introduction
CMGI Certificate                               6.3(e)
CMGI Common Stock                              Introduction
CMGI Conversion Ratio                          1.5(a)
CMGI Final Value                               1.5(a)
CMGI Indemnified Parties                       8.1
CMGI Initial Value                             1.5(a)
CMGI Lock-In Value                             1.5(a)
CMGI Material Adverse Effect                   4.1
CMGI Reports                                   4.5
Code                                           Introduction
Company                                        Introduction
Company Certificate                            6.2(e)
Company Common Stock                           Introduction
Company Intellectual Property                  3.13(a)

Company Material Adverse Effect                3.5(b)
Company Option                                 1.9(a)
Company Preferred Stock                        1.5(a)
Company Shareholders                           1.7(d)
Company Shareholders Meeting                   3.29
Company Shares                                 1.6(a)
Contribution                                   2.1
Contribution Closing                           2.2
Contribution Closing Date                      2.2
Contribution Dissenting Shares                 2.6(a)
Contribution Shares                            2.5(a)
Control                                        4.11(d)
Controlling Party                              8.2(a)
Customer Deliverables                          3.13(a)
Damages                                        8.1
Disclosure Schedule                            Article III
Disclosure Statement                           5.3(a)
Dispute                                        8.2(c)
Employee Benefit Plan                          3.21(a)
Engage                                         Introduction
Engage Common Stock                            Introduction
Engage Conversion Ratio                        2.5(a)
Engage Final Value                             2.5(a)
Engage Initial Value                           2.5(a)
Engage Lock-In Value                           2.5(a)
Engage Material Adverse Effect                 4.1
Engage Merger                                  2A.1
Engage Merger Closing                          2A.2
Engage Merger Closing Date                     2A.2
Engage Merger Dissenting Shares                2A.6
Engage Merger Effective Time                   2A.1
Engage Merger Filings                          2A.1
Engage Merger Shares                           2A.5
Engage Option                                  2.5(a)
Engage Reports                                 4.5
Engage Sub                                     Introduction
Environmental Law                              3.22(a)
ERISA                                          3.21(a)
ERISA Affiliate                                3.21(a)
Escrow                                         1.10
Escrow Agent                                   1.3(f)
Escrow Agreement                               1.3(f)
Escrow Shares                                  1.10
Exchange Act                                   3.15(a)
Exchange Agent                                 1.3(d)

Expected Claim Notice                          8.3
Financial Statements                           3.6
Form S-4(s)                                    5.8
GAAP                                           3.6
Good Reason                                    1.10(e)
Governmental Entity                            3.4
Gross Revenues                                 1.10(a)
HSR Act                                        3.4
Indemnified Party                              8.2(a)
Indemnifying Party                             8.2(a)
Indemnifying Shareholders                      8.1
Information Statement                          3.29
Initial Merger Shares                          1.10
Intellectual Property                          3.13(a)
Internal Systems                               3.13(a)
Key Employees                                  1.10(e)
Legal Proceeding                               3.19
Loan                                           5.14
Lock-Up Agreement                              5.3(g)
Materials of Environmental Concern             3.22(b)
Merger                                         1.1
Merger Closing                                 1.2
Merger Closing Date                            1.2
Merger Dissenting Shares                       1.6(a)
Merger Effective Time                          1.1
Merger Filings                                 1.1
Merger Shares                                  1.10
Most Recent Balance Sheet                      3.6
Most Recent Balance Sheet Date                 3.6
Non-controlling Party                          8.2(a)
Objection Period                               1.10(b)
Ordinary Course of Business                    3.4
Parties                                        Introduction
Permits                                        3.25
Permitted Transferee                           9.2
Pre-Merger Period                              4.11(b)
Reasonable Best Efforts                        5.1
Requisite Shareholder Approval                 3.3
Response                                       8.2(c)
SEC                                            4.5
Section 3(a)(10) Applications                  5.8
Securities Act                                 3.2
Security Interest                              3.4
Selected Accountants                           1.10(b)
Shareholder Representative                     Introduction

Shareholder Support Agreement                  5.3(f)
Signing Shareholders                           5.15
Software                                       3.13(e)
Subsidiary and Subsidiaries                    3.5(a)
Surviving Corporation                          1.1
Surviving Corporation Common Stock             Introduction
Surviving Corporation Option                   1.9(a)
Surviving Corporation Shareholders             2A.7(d)
Tax Returns                                    3.9(a)
Taxes                                          3.9(a)
to the knowledge of the Company                Article III
Total Outstanding Company Common Stock         1.5(a)
Transitory Subsidiary                          Introduction
Transitory Subsidiary Stock                    Introduction
Value                                          8.2(c)
Warrants                                       1.9(b)
Year 2000 Compliant                            3.14(c)


                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

     12.2 No Third Party Beneficiaries. This Agreement shall not confer any
          ----------------------------
rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     12.3 Entire Agreement. This Agreement (including the documents referred to
          ----------------
herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement dated on or about July 27, 1999 between CMGI and the Company shall remain in effect in accordance with its terms.

     12.4 Succession and Assignment. This Agreement shall be binding upon and
          -------------------------
inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of CMGI and CMGI may assign its rights, interests and obligations hereunder to Engage.

     12.5 Counterparts and Facsimile Signature This Agreement may be executed in
          ------------------------------------
two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     12.6 Headings. The section headings contained in this Agreement are
          --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.7 Notices. All notices, requests, demands, claims, and other
          -------
communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:                           Copy to:
-----------------                            -------

AdKnowledge Inc.                             Brobeck, Phleger & Harrison LLP
1808 Embarcadero Road                        550 West C Street, Suite 1200
Palo Alto, CA  94303                         San Diego, CA  92101
Attention: President                         Attention:  Faye H. Russell, Esq.
Telephone:  (650) 842-6500                   Telephone:  (619) 234-1966
Telecopy:  (650) 842-0665                    Telecopy:  (619) 234-3848

If to CMGI or                                Copy to:
-------------                                -------
Transitory Subsidiary:
---------------------

CMGI, Inc.                                   Hale and Dorr LLP
100 Brickstone Square                        60 State Street
1st Floor                                    Boston, MA  02109
Andover, MA  01810                           Attention: Mark G. Borden, Esq.
Attention:  General Counsel                  Telephone:  (617) 526-6000
Telephone:  (978) 684-3600                   Telecopy:  (617) 526-5000
Telecopy:  (978) 684-3601

If to Engage:                                Copy to:
------------                                 -------
Engage Technologies, Inc..                   Hale and Dorr LLP
100 Brickstone Square                        60 State Street
Andover, MA01810                             Boston, MA  02109
Attention:  General Counsel                  Attention: Mark G. Borden, Esq.
Telephone:  (978) 684-3600                   Telephone:  (617) 526-6000
Telecopy:  (978) 684-3636                    Telecopy:  (617) 526-5000

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     12.8  Governing Law. This Agreement shall be governed by and construed in
           -------------
accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     12.9  Amendments and Waivers. The Parties may mutually amend any provision
           ----------------------
of this Agreement at any time prior to the Contribution Closing Date; provided, however, that any amendment effected subsequent to the Requisite Shareholder Approval shall be subject to any restrictions contained in the California Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     12.10 Severability. Any term or provision of this Agreement that is invalid
           ------------
or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     12.11 Construction.
           ------------
           (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

          (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                            "CMGI"

                                            CMGI, INC.

                                            By:  /s/ David S. Wetherell
                                                 ---------------------------
                                            Title:  President

                                            "Engage"

                                            ENGAGE TECHNOLOGIES, INC.

                                            By:  /s/ Paul L. Schaut
                                                 ---------------------------
                                            Title:  President

                                            "Transitory Subsidiary"
                                            AK ACQUISITION CORP.

                                            By:  /s/ William Williams
                                                 ---------------------------
                                            Title:  Secretary

                                            the "Company"
                                            ADKNOWLEDGE INC.

                                            By:  /s/ Scott L. Kauffman
                                                 ---------------------------
                                            Title:  President
                                            the "Shareholder Representative"

                                            /s/ Steve Findley

                                            ----------------------------------
                                            Steve Findley


                                            /s/ John Mracek
                                            ----------------------------------
                                            John Mracek


                                            /s/ Kevin Wandryk
                                            ---------------------------------
                                            Kevin Wandryk